Exhibit 4(c)


                          REVOLVING CREDIT AGREEMENT

                           dated as March 24, 1997



                                    among

                             JACOBSON STORES INC.

                                 AS BORROWER,


                   THE FINANCIAL INSTITUTIONS PARTY HERETO,

                                 AS LENDERS,

                                     and

                     THE CIT GROUP/BUSINESS CREDIT, INC.,

                                   AS AGENT



                            ----------------------
                                 $100,000,000
                            ----------------------

                              Table of Contents

Section        Title                                                       Page
-------        -----                                                       ----

ARTICLE I
DEFINITIONS; CONSTRUCTION                                                   1
-------------------------
        1.01.  Certain Definitions                                          1
        1.02.  Construction                                                25
        1.03.  Accounting Principles                                       25

ARTICLE II

THE CREDITS                                                                26
-----------
        2.01.  Revolving Credit Loans                                      26
        2.02.  Notes                                                       26
        2.03.  Notice of Borrowing; Making of Loans                        26
        2.04.  Reduction of Commitments; Mandatory Prepayment; Optional
               Prepayment                                                  29
        2.05.  Interest Rate                                               30
        2.06.  Interest Payment Dates                                      31
        2.07.  Amortization                                                31
        2.08.  Payments and Fees.                                          31
        2.09.  Use of Proceeds                                             33
        2.10.  Eurodollar Rate Not Determinable; Illegality or Impropriety 34
        2.11.  Reserve Requirements; Capital Adequacy Circumstances        34
        2.12.  Indemnity                                                   36
        2.13.  Sharing of Setoffs                                          36
        2.14.  Continuation and Conversion of Loans                        37
        2.15.  Taxes                                                       38
        2.16.  Activation of Inactive Revolving Credit Commitments         40
        2.17.  Eurodollar Margin Adjustments                               40
        2.18.  Termination                                                 41

ARTICLE III

LETTERS OF CREDIT                                                          42
-----------------
        3.01.  Letters of Credit                                           42
        3.02.  Participations                                              45

ARTICLE IV

BORROWING BASE                                                             47
        4.01.  Condition of Lending and Assisting in Establishing
               or Opening Letters of Credit                                47

        4.02.  Mandatory Prepayment                                        47
        4.03.  Rights and Obligations Unconditional                        47
        4.04   Borrowing Base Certificate                                  47
        4.05.  General Provisions                                          48

ARTICLE V

                         CONDITIONS OF EFFECTIVENESS,
                    LETTER OF CREDIT ISSUANCE AND LENDING
                                                                           49
        5.01.  Conditions Precedent to Effectiveness                       49
        5.02.  Conditions Precedent to Loans and Letters of Credit         54

ARTICLE VI
REPRESENTATIONS AND WARRANTIES                                             55
------------------------------
        6.01.  Organization, Good Standing, Etc.                           55
        6.02.  Authorization, Etc.                                         55
        6.03.  Governmental Approvals                                      56
        6.04.  Enforceability of Loan Documents                            56
        6.05.  Subsidiaries                                                56
        6.06.  Litigation                                                  56
        6.07.  Financial Condition                                         56
        6.08.  Compliance with Law, Etc.                                   57
        6.09.  ERISA                                                       57
        6.10.  Taxes, Etc.                                                 57
        6.11.  Regulations G, T,U and X.                                   58
        6.12.  Nature of Business                                          58
        6.13.  Adverse Agreements, Etc.                                    58
        6.14.  Holding Company and Investment Company Acts                 58
        6.15.  Permits, Etc.                                               58
        6.16.  Priority; Title                                             58
        6.17.  Full Disclosure                                             59
        6.18.  Operating Lease Obligations                                 59
        6.19.  Environmental Matters                                       59
        6.20.  Schedules                                                   60
        6.21.  Insurance                                                   60
        6.22.  Use of Proceeds                                             60
        6.23.  Security Documents                                          60
        6.24.  Financial Accounting Practices, Etc.                        60
        6.25.  No Material Adverse Effect                                  61
        6.26.  Real Property; Leases                                       61
        6.27.  Location of Bank Accounts                                   62

        6.28.  No Event of Default                                         62
        6.29.  Capitalized Leases                                          62
        6.30.  Tradenames                                                  62
        6.31.  Solvency                                                    62
        6.32.  Inventory                                                   62
        6.33.  Intellectual Property                                       62
        6.34.  Material Contracts                                          63
        6.35.  Labor Relations; Collective Bargaining Agreements           63

ARTICLE VII

AFFIRMATIVE COVENANTS                                                      64
---------------------
        7.01.  Reporting Requirements                                      64
        7.02.  Compliance with Laws, Etc.                                  68
        7.03.  Preservation of Existence, Etc.                             68
        7.04.  Keeping of Records and Books of Account                     68
        7.05.  Inspection Rights and Verification                          68
        7.06.  Maintenance of Properties, Etc.                             69
        7.07.  Maintenance of Insurance                                    69
        7.08.  Environmental                                               69
        7.09.  Further Assurances                                          70
        7.10.  Borrowing Base                                              70
        7.11.  Change in Collateral; Collateral Records                    70
        7.12.  Financial Accounting Practices, Etc.                        71
        7.13.  Cash Management System                                      71
        7.14.  Leases                                                      71
        7.15.  Additional Subsidiaries                                     72

ARTICLE VIII

NEGATIVE COVENANTS                                                         72
------------------
        8.01.  Liens, Etc.                                                 73
        8.02.  Indebtedness                                                74
        8.03.  Guarantees, Etc.                                            74
        8.04.  Merger, Consolidation, Sale of Assets, Etc.                 75
        8.05.  Change in Nature of Business                                75
        8.06.  Loans, Advances and Investments, Etc.                       75
        8.07.  Lease Obligations                                           76
        8.08.  Capital Expenditures                                        76
        8.09.  Dividends, Prepayments, Etc.                                76
        8.10.  Federal Reserve Regulations                                 76
        8.11.  Transactions with Affiliates                                76
        8.12.  Markup and Markdown Policies                                76

        8.13.  Environmental                                               77
        8.14.  ERISA                                                       77

ARTICLE IX

DEFAULTS                                                                   77
--------
        9.01.  Events of Default                                           77
        9.02.  Consequences of an Event of Default                         80
        9.03.  Deposit for Letters of Credit                               80
        9.04.  Certain Remedies                                            81

ARTICLE X

MISCELLANEOUS                                                              81
-------------
        10.01. Holidays                                                    81
        10.02. Records                                                     81
        10.03. Amendments and Waivers                                      81
        10.04. No Implied Waiver; Cumulative Remedies                      82
        10.05. Notices                                                     83
        10.06. Expenses; Taxes; Attorneys' Fees; Indemnification           83
        10.07. Application                                                 84
        10.08. Severability                                                85
        10.09. Governing Law                                               85
        10.10. Prior Understandings                                        85
        10.11. Duration; Survival                                          85
        10.12. Counterparts                                                85
        10.13. Assignments; Participations                                 85
        10.14. Successors and Assigns                                      87
        10.15. Confidentiality                                             88
        10.16. Waiver of Jury Trial                                        88
        10.17. Right of Setoff                                             89
        10.18. Headings                                                    89
        10.19. Forum Selection and Consent to Jurisdiction                 89

ARTICLE XI

THE AGENT                                                                  90
---------
        11.01. Appointment                                                 90
        11.02. Nature of Duties                                            90
        11.03. Rights, Exculpation, Etc.                                   91
        11.04. Reliance                                                    92
        11.05. Indemnification                                             92
        11.06. CIT Individually                                            92

        11.07. Successor Agent                                             93
        11.08. Collateral Matters                                          93

                          REVOLVING CREDIT AGREEMENT


        THIS REVOLVING CREDIT AGREEMENT, dated as of March 24, 1997, among JACOBSON STORES INC, a Michigan corporation (the "Borrower"), the financial institutions from time to time party hereto (collectively, the "Lenders" and individually, a "Lender"), and THE CIT GROUP/BUSINESS CREDIT, INC. ("CIT"), as agent for the Lenders (in such capacity, the "Agent").


                                  BACKGROUND

               WHEREAS, the Borrower has requested the Agent and Lenders to provide the Borrower with a $100 million revolving credit facility (consisting of, initially, an $80 million available, activated portion and a $20 million unavailable portion which is subject to activation as hereinafter provided), including a $5 million subfacility for the issuance of letters of credit and, subject to the terms and conditions set forth herein, the Lenders have agreed to provide such facility.

               In consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:


                                  ARTICLE I

                          DEFINITIONS; CONSTRUCTION

               1.01. Certain Definitions. In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

               "Account" means each Borrower revolving credit card account issued to a Customer pursuant to a Cardholder Agreement between the Borrower and any Person for the sole purpose of providing credit for the purchase of merchandise and services at the Borrower, and which is identified by account number, Customer name, Customer address and Credit Card Receivable balance in each computer file or microfiche list of accounts delivered to the Agent by the Borrower, including, without limitation, each Renumbered Account.

               "Activated Revolving Credit Commitments" shall mean, with respect to each Lender, the sum of (a) the amount set forth on Schedule 1.01(B) to this Agreement opposite such Lender's name under the heading "Activated Revolving Credit Commitment or assigned to such Lender in accordance with Section 10.13 plus (b) the portion of the Inactive Revolving Credit Commitment which has been activated in accordance with Section 2.16 hereof, as such amounts may be reduced from time to time pursuant to the terms of this Agreement and "Activated Revolving Credit Commitments" shall, collectively, mean the aggregate amount of the Activated Revolving Credit Commitments of all the Lenders, the maximum amount of which shall not exceed $100,000,000.

               "Accountant's Opinion" shall have the meaning given that term in Section 7.01(a) hereof.

               "Affiliate" of a Person shall mean any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

               "Agent Account" shall mean an account in the name of the Agent designated to the Borrower from time to time into which the Borrower shall make all payments to the Agent for the account of the Agent or the Lenders, as the case may be, under this Agreement.

               "Agent Advances" shall have the meaning given that term in
Section 11.08 hereof.

               "Agreement" shall mean this Revolving Credit Agreement as amended, modified, supplemented or restated from time to time.

               "Anniversary Date" shall mean the date occurring three (3) years from the date hereof and the same date in every year thereafter.

               "Applicable Eurodollar Margin" means initially, 2.25% subject to adjustment as provided in Section 2.17 hereof.

               "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Agent, substantially in the form of Exhibit G hereto.

               "Availability" shall mean, at any time (i) the Current Commitment minus (ii) the sum of (A) the aggregate outstanding principal amount of all Loans and (B) the Letter of Credit Exposure.

               "Bank" shall mean Chase Manhattan Bank, its successors or any other bank designated by the Agent to the Borrower from time to time that is reasonably acceptable to the Borrower.

               "Benefit Plan" shall mean a defined benefit plan as defined in
Section 3(35) of ERISA and subject to Title IV of ERISA (other than a Multiemployer Plan) in respect of which the Borrower or any ERISA Affiliate is or within the immediately preceding six (6) years was an "employer" as defined in Section 3(5) of ERISA.

               "Board" means the Board of Governors of the Federal Reserve System of the United States.

               "Book Value" shall mean, as to any Inventory in respect of which such amount is to be determined, the lower of (i) cost (as reflected in the general ledgers of the Borrower) and (ii) market value (both cost and market value being (A) determined in accordance with GAAP calculated on the first in first out basis and (B) calculated exclusive of any accounting adjustments made for capitalized expenditures.

               "Borrower" shall have the meaning given that term in the introductory paragraph to this Agreement.

               "Borrower's Account" shall have the meaning given that term in
Section 2.08(a) hereof.

               "Borrowing Base" shall mean an amount equal to (i) the sum of
(a) 65% of the Net Book Value of Eligible Inventory plus (b) 90% of the Outstanding Balance of Net Eligible Credit Card Receivables, minus (ii) the Borrowing Base Reserves.

               "Borrowing Base Availability" shall mean, at any time (i) the Borrowing Base minus (ii) the sum of (A) the aggregate outstanding principal amount of all Loans and (B) the Letter of Credit Exposure.

               "Borrowing Base Certificate" shall have the meaning given that term in Section 4.04(a) hereof.

               "Borrowing Base Reserves" shall mean the sum of (i) the aggregate Rent Reserves, (ii) accrued and unpaid sales taxes, (iii) to the extent not already excluded in determining the Net Book Value of Eligible Inventory or the Outstanding Balance of Net Eligible Credit Card Receivables the sum of (A) the amount of outstanding customer credits and deposits, (B) the amount of lay-a-way deposits and (C) 60% of the face value of all outstanding gift certificates that cannot be applied as a payment on accounts and are identified as such, to the satisfaction of Agent, and 82% of the face value of all other outstanding gift certificates, in each case issued by the Borrower at any time, (iv) the outstanding amount payable to consignors of Inventory held by the Borrower, and (v) such additional reserves as the Agent, in its sole discretion, exercised reasonably may deem appropriate from time to time.


               "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banking institutions are authorized or obligated to close in New York, New York, provided, that with respect to the borrowing, payment, conversion to or continuation of Eurodollar Loans, Business Day shall also mean a day on which dealings in Dollars are carried on in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of the Bank's eurodollar loans are then being conducted.

               "Capital Expenditures" shall mean, for any period, the aggregate amount of all expenditures during such period which, in accordance with GAAP, would be classified as capital expenditures.

               "Capitalized Lease" shall mean any lease which is required under GAAP to be capitalized on the balance sheet of the lessee.

               "Capitalized Lease Obligations" shall mean the aggregate amount which is required under GAAP to be reported as a liability on the balance sheet of a Person as lessee under a Capitalized Lease.

               "Cardholder Agreement" means the agreement (and the related application) for any Account, as in effect on the date hereof and in the form attached as Exhibit J hereto subject only to such amendments, modifications, or other changes which are made thereto in accordance with Requirements of Law. The "related Cardholder Agreement" means, when used with respect to any Credit Card Receivable, the Cardholder Agreement under which such Credit Card Receivable arose.

               "Cardholder Guidelines" means the Borrower's policies and procedures relating to the operation of its credit card business in effect on the date of this Agreement, including, without limitation, the policies and procedures for determining the credit worthiness of potential and existing credit card customers, and relating to the maintenance of credit card accounts and collection of credit card receivables.

               "Cash Concentration Accounts" shall mean the deposit accounts maintained by the Borrower at each Cash Concentration Account Bank described and designated as such on Schedule 6.27 hereto or any new cash concentration, depository account with respect to which the Borrower has complied with the requirements of Section 7.13 hereof, which deposit accounts shall be, upon the occurrence of a Cash Management Triggering Event, under the sole dominion and control of the Agent.

               "Cash Concentration Account Agreement" shall mean an agreement, in form and substance satisfactory to the Agent, between each Cash Concentration Account Bank and the Agent, as such Agreement may be modified and supplemented and in effect from time to time.


               "Cash Concentration Account Bank" shall mean Comerica Bank, Barnett Bank, N.A., Michigan National Bank or such other bank as the Borrower may select with the written approval of the Agent.

               "Cash Management Triggering Event" shall mean (i) any date on which Availability is less than $15,000,000 (assuming the Activated Revolving Credit Commitments are $100,000,000) or (ii) the occurrence of a Potential Default or Event of Default hereunder.

               "CIT" shall have the meaning given that term in the introductory paragraph to this Agreement.

               "Closing Date" shall mean the date on which the conditions set forth in Section 5.01 hereof shall be satisfied.

               "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute of similar import. References to sections of the Code shall be construed also to refer to any successor sections.

               "Collection" means any payment by or on behalf of Customers received by the Borrower in respect of Credit Card Receivables, in the form of cash, checks, wire transfers, electronic transfers, ATM transfers or any other form of payment in accordance with the Cardholder Agreement in effect from time to time, including, without limitation, all Recoveries. A Collection processed on an Account in excess of the amount of Credit Card Receivables in such Account as of the date of receipt by the Borrower of such Collection (an "Excess Collection") shall be deemed to be a payment in respect of Credit Card Receivables to the extent of such excess and shall be held in such Account for the remainder of the Cycle, and shall be returned to the Customer in accordance with Borrower's customary business practices.

               "Collateral" shall mean all of the property (tangible and intangible) of any Person purported to be subject to the Lien purported to be created by any Security Document heretofore or hereafter executed by such Person as security for all or any part of the Obligations.

               "Comerica Mortgage Loan" shall mean the loan made pursuant to that certain Secured Term Loan Agreement dated June 16, 1988 between Jacobson Stores Realty Company and Comerica Bank.

               "Consolidated Subsidiary" of a Person at any time shall mean those Subsidiaries or other Affiliates of such Person whose accounts are or should in accordance with GAAP be consolidated with those of such Person.

               "Credit Card Receivables" shall mean a right to receive payment arising from a sale of merchandise or service by the Borrower pursuant to an arrangement between the Borrower and any such Person pursuant to which such Person is obligated to pay for merchandise or service under the Borrower's "private label" credit plan that permits the purchase of such merchandise and services on credit, and includes the right to payment of any interest or finance charges and other obligations of such Person with respect thereto.

               "Credit Extension" shall mean (a) the making of any Loan by a Lender or the Agent on behalf of the Lenders or (b) the issuance, increase in the Stated Amount, or extension of the expiration date, of any Letter of Credit which CIT assists the Borrower in opening or establishing.

               "Cumulative FIFO EBITDA" shall mean, (i) for each fiscal quarter in the fiscal year of the Borrower ending January 25, 1997, the aggregate FIFO EBITDA for the period beginning on the first day of such fiscal year and ending at the end of such fiscal quarter and (ii) for each fiscal quarter of the Borrower after January 25, 1997, the aggregate FIFO EBITDA for the period of four (4) consecutive fiscal quarters of the Borrower ending at the end of such fiscal quarter.

               "Current Commitment" shall have the meaning assigned to that term in Section 2.01 hereof.

               "Customer" means, with respect to any Account, the Person or Persons obligated to make payments with respect to such Account pursuant to a Cardholder Agreement, including any guarantor thereof.

               "Cycle" means each billing cycle used by the Borrower to bill Customers of the Credit Card Receivables.

               "Cycle Closing Date", in respect of any Account, means the last day of each Cycle applicable to such Account.

               "Defaulted Credit Card Receivable" means a Credit Card
Receivable:

                              (i) in respect of which the related Customer
                       has failed to make the minimum monthly payment required under the terms of the related Cardholder Agreement for a period of 215 days or seven consecutive Cycles (whichever is less);

                              (ii) as to which the Customer thereof or any
                       other Person obligated thereon has filed for protection under any bankruptcy law or has become subject to a petition under any bankruptcy law; or

                              (iii) which, consistent with the Cardholder
                       Guidelines, would be written off the Borrower's books as uncollectible.

               "Delinquent Credit Card Receivable" means a principal Credit Card Receivable that is not a Defaulted Credit Card Receivable:

                              (i) in respect of which the related Customer
                       has failed to make the minimum monthly payment required under the terms of the related Cardholder Agreement for a period of 63 days or two consecutive Cycles (which ever is less); or

                              (ii) which, consistent with the Cardholder
                       Guidelines, would be classified as delinquent by the Borrower.

               "Depository Accounts" shall mean the depository accounts maintained by the

Borrower or any Subsidiary for the collection of the cash of the Borrower and the Subsidiaries and the proceeds from the sale of the Inventory of the Borrower or the Subsidiaries which are described on Schedule 6.27 hereto or any new depository account with respect to which the Borrower has complied with the requirements of Section 7.13 hereof.

               "Depository Bank" shall mean each financial institution at which a Depository Account is maintained.

               "Designated Borrowing Officer" shall mean any one of the President, Chairman of the Board/Chief Executive Officer, Vice Chairman of the Board, Vice President and Controller and Vice President and Treasurer, or such other officer as shall be designated from time to time in writing by the Borrower to the Agent.

               "Designated Financial Officer" of a Person shall mean the individual designated from time to time by the Board of Directors or governing body performing like functions of such Person to be the chief financial officer or treasurer of such Person (and individuals designated from time to time by the Board of Directors or governing body performing like functions of such Person to act in lieu of the chief financial officer or the treasurer).

               "Diluted Credit Card Receivable" shall mean any Credit Card Receivable (that is not a Defaulted Credit Card Receivable) in respect of which the Borrower has adjusted downward the amount of such Credit Card Receivable because of a rebate, refund, unauthorized charge or billing error to a Customer or any set-off by the Customer thereof, or because such Credit Card Receivable was created in respect of merchandise or services which was refused or returned by a Customer or because the Borrower charged off as uncollectible small balances pursuant to the Cardholder Guidelines, or if the Borrower otherwise adjusted or pursuant to the Cardholder Guidelines should have adjusted downward the amount of any Credit Card Receivable without receiving Collections therefor or charges off such amount as uncollectible.


               "Disbursement Account" shall mean the deposit account in the name of the Borrower maintained at a bank in the United States designated by the Borrower to the Agent into which there shall be deposited proceeds of Loans and funds disbursed to the Borrower by the Agent.

               "Dollar," "Dollars" and the symbol "$" shall mean lawful money of the United States of America.

               "Early Termination Date" shall mean the date on which the Borrower terminates the Revolving Credit Commitments and this Agreement which date is prior to an Anniversary Date.

               "Early Termination Fee" shall mean the fee which the Agent on behalf of the Lender is entitled to charge the Borrower in the event the Borrower terminates the Revolving Credit Commitments on a date prior to an Anniversary Date, the amount of which shall be equal to (a) the average daily outstanding amount of Loans and Undrawn Letter of Credit Availability for the period from the date of this Agreement to the Early Termination Date times (b) one-half of one percent (1/2%) per annum for the number of days from the Early Termination Date to the next succeeding Anniversary Date.

               "Eligible Account" shall mean each Account: (a) which is payable in United States Dollars; and (b) which the Borrower has not classified on its electronic records as counterfeit, cancelled or fraudulent, and did not arise after any card issued in connection therewith was stolen or lost.

               "Eligible Credit Card Receivable" shall mean each Credit Card Receivable that is, and at all times continues to be, acceptable to the Agent in all respects. Criteria for eligibility may be established and revised from time to time by the Agent in its reasonable business judgment. In general, a Credit Card Receivable of the Borrower will be deemed eligible if at the time of determination such Credit Card Receivable meets the following criteria:

               (a)     which has arisen under an Eligible Account;

               (b) which was created in compliance, in all material respects, with all Requirements of Law applicable to the Borrower;

               (c) with respect to which all consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given by the Borrower in connection with the creation of such Credit Card Receivable or the execution, delivery and performance by the Borrower of the Cardholder Agreement pursuant to which such Credit Card Receivable was created, have been duly obtained, effected or given and are in full force and effect as of such date of creation;
               (d) as to which, at the time of and at all times after the creation of such Credit Card Receivable, the Borrower has sole title thereto, free and clear of all Liens (other than the Lien of the Agent);

               (e) which constitutes an "account" or a "general intangible" or "proceeds" of either under Article 9 of the UCC as then in effect in any applicable jurisdiction;

               (f) the Customer of which (A) has not failed to make, at the time of the sale of the goods and services giving rise to such Credit Card Receivable, at least the minimum monthly payment required in order to entitle such Customer to further extensions of credit under the terms of the Cardholder Guidelines and (B) at the time the application for the extension of credit in respect thereof was processed, was a United States resident or a resident of Canada so long as the aggregate outstanding amount of Credit Card Receivables owing from Canadian Customers does not exceed $500,000;

               (g) the Customer of which has not failed to make any such required payments for any period of two consecutive Cycles (including the Cycle ending on the most recent Cycle Closing Date under the related Cardholder Agreement to occur 10 Business Days or more prior to the date of creation of such Credit Card Receivable);

               (h) which is required to be paid either by cash or check sent or delivered to one of the Borrower's store locations or its corporate headquarters in Jackson, Michigan or to another location designated by the Borrower and reasonably acceptable to the Agent;

               (i)     which:

                       (A) arises under a Cardholder Agreement which,
               together with such Credit Card Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Customer of such Credit Card Receivable, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization moratorium or similar law affecting creditors' rights generally or by general principles of equity (whether considered in a proceeding in equity or at law),

                       (B) arises from a Cardholder Agreement and has been
               billed or unbilled to the related Customer on such Customer's Statement in accordance with the terms of such Cardholder Agreement,

                       (C) is not subject to any dispute, offset,
               counterclaim or defense whatsoever,

                       (D) has not been purchased by or transferred to any
               other Person, and

                       (E) has not otherwise been charged off as
               uncollectible pursuant to the Cardholder Guidelines;

               (j) which, together with the Cardholder Agreement related thereto, does not contravene in any material respect any local, state or federal laws, rules or regulations applicable thereto (including, without limitation, Regulation Z of the Board of Governors of the Federal Reserve System, the Federal Consumer Protection Act (including, without limitation the Federal Truth in Lending Act), the Fair Credit Billing Act, and all other laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Cardholder Agreement related thereto is in violation of any such law, rule or regulation in any material respect;

               (k) which satisfies all applicable requirements of the Cardholder Guidelines;

               (l) was not originated in or subject to the laws of a jurisdiction whose laws would make such Credit Card Receivable, the related Cardholder Agreement or the grant of a Lien in such Credit Card Receivable to the Agent unlawful, invalid or unenforceable;

               (m) such Credit Card Receivable is not a Delinquent Credit Card Receivable, a Defaulted Credit Card Receivable or the written-down portion of a Diluted Credit Card Receivable;

               (n) the Agent has a valid, perfected and sole first priority security interest in such Credit Card Receivable and such Credit Card Receivable otherwise conforms to each of the representations or warranties contained in this Agreement and the Security Agreement with respect thereto; and

               (o) such Credit Card Receivable is not otherwise regarded by the Agent as unsuitable collateral for the Obligations.

               "Eligible Inventory" shall mean finished goods Inventory of the Borrower that is, and at all times continues to be, acceptable to the Agent in all respects. Criteria for eligibility may be established and revised from time to time by the Agent in its reasonable business judgment. In general, Inventory of the Borrower will be deemed eligible if at the time of determination such Inventory meets all the following qualifications:

                              (i) it is lawfully owned by the Borrower and
                       not subject to any Lien, other than the security interest in favor of the Agent securing the Obligations, it is not held on consignment and it may be lawfully sold;


                              (ii) the Agent has a perfected, first priority
                       security interest in such Inventory,

                              (iii) it is (A) located in the Borrower's
                       distribution centers, warehouses or retail locations listed on Schedule 1.01(A) hereto or (B) located in other locations in the continental United States as the Agent shall have approved in writing from time to time, which approval shall be given upon the Borrower providing the Agent with evidence satisfactory to the Agent, in its sole discretion, of (1) the Agent's perfected, first priority security interest in all assets of the Borrower located in such locations and
                       (2) the absence of any other Liens on any assets of the Borrower located in such locations;

                              (iv) it is readily marketable for sale by the
                       Borrower and it is not unsalable Inventory;

                              (v) the Agent determines, in its sole
                       discretion, that it is substantially similar in quality and mix to the Inventory owned by the Borrower immediately prior to the Closing Date;

                              (vi) the Inventory does not represent packaging
                       or shipping
                       materials, boxes or supplies which is not held for sale in the ordinary course of business; and

                              (vii) the Inventory is not otherwise regarded
                       by the Agent, as unsuitable collateral for the Obligations.

               "Environmental Actions" shall mean any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication from any Governmental Authority or any third party involving a Release (i) from or onto any of the properties presently or formerly owned or leased by the Borrower or its Subsidiaries or (ii) from or onto any facilities which received Hazardous Materials from the Borrower or its Subsidiaries, or involving any violation of any Environmental Law.

               "Environmental Indemnity Agreement" shall mean the Environmental Indemnity Agreement dated as of the date hereof made by the Borrower in favor of the Agent and the Lenders, as modified and supplemented and in effect from time to time.


               "Environmental Law" shall mean all federal, state and local laws, statutes, ordinances and regulations, now or hereafter in effect relating to the regulation and protection of human health, safety, the environment and natural resources. Environmental Laws include but are not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. ss. 9601 et seq.) ("CERCLA"); the Hazardous Material Transportation Act, as amended (49 U.S.C. ss. 180 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. ss. 6901 et seq.) ("RCRA"); the Toxic Substance Control Act, as amended (15 U.S.C. ss. 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. ss. 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. ss. 1251 et seq.); and their state and local counterparts or equivalents.

               "Environmental Liabilities and Costs" shall mean all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, expert and consulting and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any Environmental Action relating to any environmental condition, violation of Environmental Law, Remedial Actions or a Release of Hazardous Materials from or onto (i) any property presently or formerly owned by the Borrower or any of its Subsidiaries or (ii) any facility which received Hazardous Materials generated by the Borrower or any of its Subsidiaries.

               "Environmental Lien" shall mean any Lien securing
Environmental Liabilities and Costs incurred by a Governmental Authority.

               "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import. References to sections of ERISA shall be construed also to refer to any successor sections.

               "ERISA Affiliate" shall mean any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with the Borrower, or (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as the Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

               "Eurodollar Base Rate" shall mean, with respect to a Eurodollar Loan for the relevant Interest Period, the rate determined by the Agent to be the rate at which deposits in Dollars are offered by the Bank to first-class banks in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its eurodollar loans are then being conducted at approximately 11:00 a.m., New York City time, two Business Days prior to the first day of such Interest Period, in the approximate amount of the relevant Eurodollar Loan and having a maturity equal to such Interest Period.

               "Eurodollar Loan" shall mean a Loan bearing interest at the Eurodollar Rate.

               "Eurodollar Rate" means with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100 of 1%):

                             Eurodollar Base Rate
                      ----------------------------------
                         1.00 - Reserve Requirements

               "Event of Default" shall mean any of the Events of Default described in Section 9.01 hereof.

               "Existing Credit Agreement" shall mean that certain Credit Agreement dated December 21, 1995 among Borrower, Comerica Bank, NBD Bank and Comerica Bank as Agent, as the same may have been amended from time to time.

               "Fee Letter" shall mean the letter agreement, dated as of the date hereof, between the Borrower and the Agent obligating the Borrower to pay certain fees to the Agent in connection with this Agreement, as such letter agreement may be modified, supplemented or amended from time to time.

               "FIFO EBITDA" shall mean, for any period, the consolidated net income (or net loss) of the Borrower and its consolidated Subsidiaries for such period as determined in accordance with GAAP, plus to the extent deducted in arriving at such consolidated net income (or net loss) (i) the sum of, without duplication the following for the Borrower and its Consolidated Subsidiaries, (A) depreciation expense, (B) amortization expense net of negative goodwill amortization, (C) the excess, if any, of gross interest expense for such period over gross interest income for such period, in each case determined in accordance with GAAP, (D) total income tax expense, (E) extraordinary or unusual non-cash losses (provided that any such extraordinary or unusual losses do not at any future time result in a cash outlay by the

Borrower or any Consolidated Subsidiary), which include the cumulative effect on earnings from the adoption of GAAP pronouncements, and (F) "LIFO charges" to earnings for such period, less (ii) the sum of (A) "LIFO credits" to earnings for such period, (B) extraordinary gains for such period, and (C) income tax credits for such period in each case for the Borrower and its Consolidated Subsidiaries.

               "Finance Charge Credit Card Receivables" means all amounts billed to the Customers on any Account in the ordinary course of the Borrower's business in respect of (a) periodic rate finance charge, (b) late payment fees or returned item fees, (c) annual fees with respect to the Accounts, (d) returned check charges, and (e) any other fees with respect to the Accounts designated by the Borrower by notice to the Agent at any time and from time to time to be included as Finance Charge Credit Card Receivables.

               "Fixed Charge Coverage Ratio" means as of any date for which the same is to be determined the ratio of (a) FIFO EBITDA for the four fiscal quarters (taken as a single period) ended such date to (b) Fixed Charges for such period.

               "Fixed Charges" means for any period the sum of for such period (i) net interest expense (whether such interest is paid or accrued),
(ii) dividends, (iii) principal payments or payments on Indebtedness for borrowed money, (iv) capital expenditures and (v) total income tax expense.

               "GAAP" shall mean generally accepted accounting principles as such principles shall be in effect in the United States at the relevant date.

               "Governmental Authority" shall mean any nation or government, any federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

               "Guarantee" of or by any Person shall mean any obligation of such Person guaranteeing any Indebtedness of any other Person (the "primary obligor"), directly or indirectly through an agreement (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness against loss, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

               "Hazardous Materials" shall mean (i) any element, compound or chemical that is defined, listed or otherwise classified as a solid waste, contaminant, pollutant, toxic pollutant, hazardous substance, extremely hazardous substance, toxic substance, hazardous waste, or special waste under any Environmental Law; (ii) petroleum and its refined fractions, (iii) any polychlorinated biphenyls, (iv) any flammable, explosive or radioactive materials; and (v) any other raw materials used or stored by the Borrower, including building components (including but not limited to asbestos-containing materials) and manufactured products containing Hazardous Materials.

               "Inactive Revolving Credit Commitment" shall mean, with respect to each Lender, the difference between (a) the amount set forth on
Schedule 1.01(B) to this Agreement opposite such Lender's name under the heading "Inactive Revolving Credit Commitment" or assigned to such Lender in accordance with Section 10.13 minus (b) the portion of the Inactive Revolving Credit Commitment of such Lender which has been activated in accordance with
Section 2.16 hereof, as such amounts may be reduced from time to time pursuant to the terms of this Agreement and "Inactive Revolving Credit Commitments" shall, collectively, mean the aggregate amount of the Inactive Revolving Credit Commitments of all the Lenders, the maximum amount of which shall not exceed $20,000,000.

               "Indebtedness" shall mean as to any Person (i) indebtedness for borrowed money; (ii) indebtedness for the deferred purchase price of property or services (other than current payables and accrued liabilities incurred in the ordinary course of business and payable in accordance with customary practices); (iii) indebtedness evidenced by bonds, debentures, notes or other similar instruments (other than performance, surety and appeal or other similar bonds arising in the ordinary course of business); (iv) obligations and liabilities secured by a Lien upon property owned by such Person, whether or not owing by such Person and even though such Person has not assumed or become liable for the payment thereof; (v) obligations and liabilities directly or indirectly Guaranteed by such Person; (vi) obligations or liabilities created or arising under any conditional sales contract or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder are limited to repossession of such property, other than consignments in the ordinary course of business; (vii) Capitalized Lease Obligations; (viii) all liabilities in respect of letters of credit, acceptances and similar obligations created for the account of such Person, and (ix) net liabilities of such Person under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging agreements or arrangements calculated on a basis satisfactory to the Agent and in accordance with accepted practice.

               "Indemnified Parties" shall have the meaning given that term in Section 10.06 hereof.

               "Insurance Proceeds" means any amounts received pursuant to any credit life insurance policies, credit disability or unemployment insurance policies covering any Customer with respect to Credit Card Receivables under such Customer's Account to the extent such amounts are used to make payments on such Account.

               "Interest Period" shall mean, with respect to any Eurodollar Loan, the period commencing on the borrowing date for, or the date of any continuation of or conversion to, such Eurodollar Loan, as the case may be, and ending one, two or three months thereafter as the Borrower may elect in the applicable notice given to the Agent pursuant to Section 2.03 or Section 2.14, as appropriate; provided that
(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the applicable calendar month; and (iii) no Interest Period for any Loan shall end after the Termination Date. Interest shall accrue from and include the first date of an Interest Period, but exclude the last day of such Interest Period.

               "Inventory" shall mean all goods and merchandise of the Borrower including, but not limited to, all raw materials, work in process, finished goods, materials and supplies of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired and all such property, the sale or disposition of which would give rise to accounts receivable or cash.

               "Jacobson Credit" means Jacobson Credit Corp., a Michigan corporation.

               "Landlord's Waiver" means a landlord waiver in the form attached hereto as Exhibit M hereto.

               "Last Cycle Closing Date" means, for any fiscal month, the latest-occurring Cycle Closing Date for all Cardholder Agreements in such month.

               "Law" shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

               "L/C Notice" shall have the meaning given to that term in
Section 3.01(b).

               "Lease" shall mean any lease of real property to which the Borrower is a party as lessee or lessor.

               "Lenders" shall have the meaning given that term in the introductory paragraph to this Agreement.

               "Letter of Credit" shall have the meaning given to that term in Section 3.01(a).

               "Letter of Credit Application" shall have the meaning given to that term in Section 3.01(a) hereof.

               "Letter of Credit Cash Collateral Account" shall mean the deposit account maintained at the Bank or such other bank as CIT may select, which deposit account shall be under the sole dominion and control of CIT.

               "Letter of Credit Exposure" shall mean, at any time, the sum at such time of (a) the aggregate amount of all Unreimbursed Draws under Letters of Credit (whether or not such Letters of Credit are then outstanding) and (b) the aggregate Undrawn Letter of Credit Availability under all outstanding Letters of Credit.

               "Letter of Credit Fee" shall have the meaning given to that term in Section 2.08(f) hereof.

               "Letter of Credit Guaranty" shall mean the guaranty delivered by CIT to the Letter of Credit Issuer, guaranteeing the Borrower's reimbursement obligations under a reimbursement agreement, Letter of Credit Application or other like document.

               "Letter of Credit Issuer" shall mean the issuer of the Letters of Credit, which shall be the Bank or The Dai-Ichi Kangyo Bank, Limited, New York Branch.

               "Lien" shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

               "Loan" or "Loans" shall mean any and all loan or loans made by the Lenders or by the Agent on behalf of the Lenders to the Borrower or made as a result of charges made to the Borrower's Account, in each case pursuant to the terms of this Agreement.

               "Loan Documents" shall mean this Agreement, the Notes, the Letters of Credit, each Letter of Credit Application, the Letter of Credit Guaranty, the Fee Letter, the Environmental Indemnity Agreement, the Cash Concentration Account Agreements, the Security Documents, each notice letter and credit card depository account agreement delivered to a Depository Bank or other financial institution pursuant to Section 5.01(f) hereof and Section
7.13 hereof and the other documents, instruments and agreements referred to in Section 5.01 hereof, and all other instruments, agreements and documents from time to time delivered in connection with or otherwise relating to any Loan Document.

               "Loss Amount" for any Due Period means an amount (which shall not be less than zero) equal to (a) the outstanding principal balance of any Account or any portion thereof, which has been written off or, consistent with the Cardholder Guidelines, should have been written off the Borrower's books as uncollectible during such Due Period, minus (b) the amount of Recoveries received in such Due Period with respect to Credit Card Receivables previously charged off as uncollectible.

               "Majority Lenders" shall mean, at any time, Lenders whose Pro Rata Shares aggregate at least sixty-six and two-thirds percent (66-2/3%).

               "Material Adverse Effect" shall mean a material adverse effect upon (i) the business, operations, condition (financial or otherwise), properties or prospects of the Borrower or any of its Subsidiaries, (ii) the ability of the Borrower or any of its Subsidiaries to perform its obligations hereunder, under the Fee Letter or under any other Loan Document, (iii) the Lien arising under the Loan Documents on any Collateral, (iv) the legality, validity or enforceability of this Agreement or any Loan Document or the Lien arising under any Loan Document, or (v) the aggregate value of the property included in the calculation of the Borrowing Base.

               "Material Contract" means each contract or agreement to which the Borrower is a party which is material to the business, operations, condition (financial or otherwise) performance or properties of such Person.

               "Material Lease" means each lease pursuant to which the Borrower or any of its Subsidiaries are obligated to pay rental obligations in excess of $100,000 per year.

               "Minority Lenders" shall have the meaning given to that term in Section 10.03(b).

               "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 3(37) of ERISA and subject to Title IV of ERISA which is, or within the immediately preceding six (6) years was, contributed to by the Borrower or any ERISA Affiliate.

               "Net Eligible Credit Card Receivables" shall mean the Outstanding Balance of Eligible Card Receivables of the Borrower after deducting the aggregate amount of reserves for (A) dilution, (B) roll rate,
(C) deterioration in portfolio yield, (D) charge off and (E) other reserves required by the Agent in the exercise of its reasonable business judgment.

               "Net Book Value of Eligible Inventory" shall mean the Book Value of Eligible Inventory of the Borrower after deducting the aggregate amount of reserves for (A) markdowns, (B) shrinkage, (C) lay-a-ways and pac-a-ways, (D) displays and open stock to the extent such stock is of a type customarily sold in a package, (E) rejected, defective, damaged, aged, inactive, clearance, obsolete, discontinued, slow moving or other similar Inventory, and (F) other reserves required by the Agent in the exercise of its reasonable business judgment.

               "Net Proceeds" shall mean, for any asset sale or disposition, the amount of cash and other payments received (directly or indirectly) by the Borrower and/or its Subsidiaries net of the sum of (1) the principal amount of any Indebtedness secured by any Permitted Lien on such asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with the sale or other disposition thereof (other than Indebtedness under this Agreement), (ii) reasonable expenses incurred by the Borrower and/or its Subsidiaries in connection therewith, and (iii) transfer taxes paid by the Borrower and/or its Subsidiaries in connection therewith.

               "Notes" shall mean the promissory notes of the Borrower executed and delivered to the Lenders under this Agreement and substantially in the form of Exhibit A hereto, as modified or restated from time to time and any promissory note or notes issued in exchange or replacement thereof, including all extensions, renewals, refinancings or refundings thereof in whole or part.


               "Notice of Borrowing" shall have the meaning given to that term in Section 2.03(a) hereof.

               "Obligations" shall mean all indebtedness, obligations and liabilities of the Borrower and its Subsidiaries to any Lender or the Agent incurred under or related to this Agreement, the Notes, the Fee Letter or any other Loan Document, whether such indebtedness, obligations or liabilities are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising, including without limitation those which are described in either of the following clauses (i) or (ii):

                              (i) All indebtedness, obligations (including
                       Reimbursement Obligations) and liabilities of any nature whatsoever, including amounts due under Section
                       10.06 hereof and similar agreements contained in the other Loan Documents, from time to time arising under or in connection with or evidenced or secured by this Agreement, the Notes, the Letters of Credit or any other Loan Document, including but not limited to the principal amount of Loans outstanding, together with interest thereon (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Borrower), the amount of the Letter of Credit Exposure, together with interest thereon and all expenses, fees and indemnities hereunder or under any other Loan Document. Without limitation, such amounts include all Loans and interest thereon and the amount of all Letter of Credit Exposure whether or not such Loans were made or any Letters of Credit to which such Letter of Credit Exposure relates were issued in compliance with the terms and conditions hereof or in excess of any Lender's obligation to lend and arrange for the issuance of Letters of Credit hereunder or any Lender's obligation to participate therein. If and to the extent any amounts in any account (including the Agent Account, the Letter of Credit Cash Collateral Account, the Depository Accounts, the Cash Concentration Account or otherwise) constituting Collateral are applied to Obligations hereunder, and any Lender or the Agent is subsequently obligated to return or repay any such amounts to any Person for any reason, the amount so returned or repaid shall be deemed a Loan hereunder and shall constitute an Obligation.

                              (ii) All indebtedness, obligations and
                       liabilities from time to time arising under or in connection with any account from time to time maintained by the Borrower or by any Lender or the Agent pursuant to the terms of this Agreement or any Loan Document, including but not limited to all reimbursement obligations, service charges, fees and interest in connection with any overdrafts or returned items from time to time arising in connection with any such account, or arising under or in connection with any cash management services or other services from time to time performed by any Lender or the Agent pursuant to or in connection with this Agreement or any other Loan Document.

               "Obligor" shall have the meaning given that term in the Security Agreement.

               "Office" when used in connection with the Agent shall mean its office located at 10 South LaSalle Street, Chicago, Illinois 60603 or at such other office or offices of the Agent as may be designated in writing from time to time by the Agent to the Borrower and when used in connection with the Bank or the Letter of Credit Issuer shall mean the office of such entity designated in writing from time to time by the Agent to the Borrower. In the event Chase Manhattan Bank shall be the Bank or the Letter of Credit Issuer, the Office for such entity shall until further written notice from the Agent to the Borrower be its office located at 55 Water Street, New York, New York 10004.

               "Operating Lease Obligations" shall mean all obligations and indebtedness of the Borrower and its Subsidiaries in respect of leases of property (whether real, personal or mixed) other than Capitalized Lease Obligations all as computed in accordance with GAAP consistent with the Borrower's audited financial statements referred to in Section 6.07(a) hereof.

               "Other Taxes" shall have the meaning given to that term in
Section 2.15.

               "Outstanding Balance" of a Credit Card Receivable on any day means the aggregate principal amount owed by the Customer thereunder on such day.

               "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

               "Permitted Investments" shall mean (a) direct obligations of the United States of America or of any agency thereof or obligations guaranteed as to principal and interest by the United States of America or of any agency thereof, in either case maturing not more than 90 days from the date of acquisition thereof by such Person; (b) deposit accounts with or certificates of deposit and bankers' acceptances issued by any Depository Bank or any bank or trust company organized under the laws of the United States of America or any state thereof and having capital, surplus and undivided profits of at least $500,000,000, maturing not more than 90 days from the date of acquisition thereof by such Person; (c) commercial paper rated A-1 or better or P-1 or better by Standard & Poor's Corporation ("S&P") or Moody's Investors Services, Inc. ("Moody's"), respectively, maturing not more than 90 days from the date of acquisition thereof by such Person; and
(d) Investments in money market funds rated

AAAm or AAAm-G by S&P and Aaa by Moody's.

               "Permitted Liens" shall have the meaning given that term in
Section 8.01.

               "Person" shall mean an individual, corporation, partnership, limited liability company, limited liability partnership, trust, unincorporated association, joint venture, joint-stock company, government (including political subdivisions), Governmental Authority or agency, or any other entity.

                "Plan" shall mean an employee benefit plan defined in Section 3(3) of ERISA in respect of which the Borrower or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

               "Post-Default Rate" shall have the meaning given that term in
Section 2.08(d) hereof.

               "Potential Default" shall mean any event or condition which, with notice or passage of time, or any combination of the foregoing, would constitute an Event of Default.

               "Prime Loan" shall mean a Loan bearing interest at the Regular Rate.

               "Prime Rate" shall mean the interest rate per annum publicly announced from time to time by the Bank in New York, New York as its Prime Rate, such interest rate to change automatically from time to time effective as of the announced effective date of each change in the Prime Rate. The Prime Rate is not intended to be the lowest rate of interest charged by the Bank to its borrowers.

               "Pro Rata Share" shall mean, with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Lender's Revolving Credit Commitment and the denominator of which shall be the aggregate amount of all of the Lenders' Revolving Credit Commitments, as adjusted from time to time in accordance with the provisions of Section 10.13 hereof, provided that, if the Revolving Credit Commitments have been terminated, the numerator shall be the unpaid amount of such Lender's Loans and its interest in the Letter of Credit Exposure and the denominator shall be the aggregate amount of all unpaid Loans and Letter of Credit Exposure.

               "Real Property" shall mean any land and/or buildings owned or leased in their entirety (i.e., under a so-called ground lease) by the Borrower or any of its Subsidiaries.

               "Receivables" shall mean and include all of the Borrower's accounts, instruments, documents, chattel paper and general intangibles, whether secured or unsecured, whether now existing or hereafter created or arising, and whether or not specifically assigned to the Agent for the ratable benefit of the Lenders. Without limiting the immediately preceding paragraph, the term "Receivables" shall include Credit Card Receivables and all rights of the Borrower to payment of the purchase price or other amounts in connection with a sale thereof to Jacobson Credit.

               "Recoveries" means all amounts received (net of out-of-pocket costs of collection), including Insurance Proceeds, with respect to Credit Card Receivables which were previously charged off as uncollectible.

               "Register" shall have the meaning given that term in Section 10.13(c) hereof.

               "Regular Rate" shall mean, for any day, the Prime Rate for such day plus 0%.

               "Reimbursement Obligation" shall mean the obligation of the Borrower to reimburse CIT or the Lenders for amounts payable by CIT or the Lenders under a Letter of Credit Guaranty in respect of any payments made under any Letter of Credit issued by the Letter of Credit Issuer, together with interest thereon and all fees and expenses related thereto.

               "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, injection, discharging, injecting, escaping, leaching, dumping or disposing (including abandonment or discarding of barrels, containers and other closed receptacles containing any hazardous substance, pollutant or contaminant) of a Hazardous Material into the indoor or outdoor environment or onto or from any property presently or formerly owned or operated by the Borrower or any of its Subsidiaries, or at any disposed facility that received Hazardous Materials generated by the Borrower or any of its Subsidiaries including the migration of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

               "Remedial Action" shall mean all actions taken to (i) monitor, assess, evaluate, investigate, clean up, remove, remediate, treat, contain or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so that the Release or threatened Release does not migrate or endanger or threaten to endanger public health or welfare or the environment; or (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities, or any other actions authorized by 42 U.S.C. 9601.

               "Rent Reserves" means with respect to the leased locations so designated by an asterisk on Schedule 6.18, an aggregate amount equal to three times the monthly rental obligations (including tax and expense pass-through obligations) (computed based upon the average monthly rental for the immediately preceding twelve (12) months) for each of such leased locations until a Landlord's Waiver is executed and delivered with respect to such leased location in which event the Rent Reserve for such location shall be $0.

               "Renumbered Account" means an Account with respect to which a new credit account number has been issued by the Borrower under circumstances resulting from a lost or stolen credit card, from the transfer from one Customer to another Customer or from the addition of any Customer and not requiring standard application and credit evaluation procedures under the Cardholder Guidelines; and which in any case can be traced or identified by reference to or by way of the computer files or microfiche or written lists delivered to the

Agent as an Account which has been renumbered.

               "Reportable Event" shall mean any of the events described in
Section 4043(b) of ERISA (other than events for which the notice requirements have been waived).

               "Requirements of Law" means any law, treaty, rule or regulation, or determination of an arbitrator or of the United States of America, any state or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, whether federal, state or local (including any usury law, the Federal Truth-in-Lending Act and Regulation Z of the Board of Governors of the Federal Reserve System, and, when used with respect to any Person, the certificate of incorporation and by-laws or other charter or other governing documents of such Person.

               "Reserve Requirements" shall mean, for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board) maintained by a member bank of the Federal Reserve System. Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender or the Affiliate of any Lender under Regulation D.

               "Revolving Credit Commitment" shall mean, with respect to each Lender, the sum of such Lender's Activated Revolving Credit Commitment and Inactive Revolving Credit Commitment amounts as set forth on Schedule 1.01(B) to this Agreement or assigned to such Lender in accordance with Section 10.13, as such amounts may be reduced from time to time pursuant to the terms of this Agreement, and "Revolving Credit Commitments" shall, collectively, mean the aggregate amount of the Revolving Credit Commitments of all the Lenders, the maximum amount of which shall not exceed $100,000,000.

               "Security Agreement" shall mean the Security Agreement, substantially in the form of Exhibit B hereto, made by the Borrower in favor of the Agent, for the benefit of the Lenders, as modified and supplemented and in effect from time to time.

               "Security Documents" shall mean, collectively, the Security Agreement, each Subsidiary Guaranty, each Subsidiary Security Agreement and each Assignment for Security (Trademarks), substantially in the form of Exhibit A to the Security Agreement, executed and delivered by the Borrower, and all Uniform Commercial Code financing statements required by this Agreement and the Security Agreement to be filed with respect to the security interests in personal property created pursuant to such agreements, and all other documents and agreements executed and delivered by the Borrower and/or its Subsidiaries in connection with any of the foregoing documents.

               "Settlement Period" shall have the meaning set forth in
Section 2.03(f) hereof.

               "Solvent" means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is not less than the total amount of its liabilities, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature and (e) such Person is not engaged in business or a transaction, and, is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

               "Stated Amount" shall mean, with respect to a Letter of Credit, the face amount thereof, drawn or undrawn, regardless of the existence or satisfaction of any conditions or limitations on drawing.

               "Statement" means, in respect of any Cardholder Agreement, the periodic written notice to the related Customer setting forth the previous balance, payments and credits, finance charge, charges (including sales and other charges), new balance, and minimum payment.

               "Subsidiary" shall mean, with respect to any Person, any corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association or other business entity of which an aggregate of 50% or more of the outstanding stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned or controlled by such Person and/or one or more Subsidiaries of such Person.


               "Subsidiary Guarantees" shall mean each Subsidiary Guaranty, substantially in the form of Exhibit D hereto, made by the Subsidiaries of the Borrower existing on the date hereof in favor of the Agent and the Lenders and each Subsidiary Guaranty, substantially in the form of Exhibit D hereto, executed and delivered to the Agent pursuant to Section 7.15 hereof by each Subsidiary of the Borrower created after the date hereof, in each case in favor of the Agent and the Lenders, as modified and supplemented and in effect from time to time.

               "Subsidiary Security Agreements" shall mean the Subsidiary Security Agreements, substantially in the form of Exhibit C hereto made by the Subsidiaries of the

Borrower existing on the date hereof in favor of the Agent for the benefit of the Lenders and each Subsidiary Security Agreement, substantially in the Form of Exhibit C hereto, executed and delivered to the Agent pursuant to Section
7.15 hereof by each Subsidiary of the Borrower created after the date hereof, in each case in favor of the Agent for the benefit of the Lenders as modified and supplemented and in effect from time to time.

               "Syndication Date" shall mean the earlier of (i) the date which is 60 days after the initial Credit Extension and (ii) the date on which the Agent determines, in its sole discretion (and notifies the Borrower and the Lenders), that the primary syndication and the resulting addition of institutions as Lenders pursuant to Section 10.13 has been completed.

               "Taxes" shall have the meaning given to that term in Section
2.15.

               "Termination Date" shall have the meaning given that term in
Section 2.01(a) hereof.

               "Termination Event" shall mean (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Benefit Plan during a plan year in which the Borrower or any ERISA Affiliate was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (iii) the imposition of an obligation on the Borrower or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan; or (v) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan.

               "Undrawn Letter of Credit Availability" shall mean with respect to a Letter of Credit, at any time, the maximum amount available to be drawn under such Letter of Credit regardless of the existence or satisfaction of any conditions or limitations on drawing.

               "Unreimbursed Draws" shall mean with respect to a Letter of Credit, at any time, the aggregate amount at such time of all payments made by the Letter of Credit Issuer or payments made by CIT or the Lenders under a Letter of Credit Guaranty in respect of such payments under such Letter of Credit, to the extent not repaid by the Borrower, provided that Unreimbursed Draws shall not include any such payments that have been charged to the Borrower's Account and constitute a Loan pursuant to the terms of this Agreement.

               "Unused Line Fee" shall have the meaning given to that term in
Section 2.08(e).

               1.02. Construction. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole and "or" has the inclusive meaning represented by the phrase "and/or." References in this Agreement to "determination" by the Agent include good faith estimates by the Agent (in the case of quantitative determinations) and good faith beliefs by the Agent (in the case of qualitative determinations). The words "hereof," "herein," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this

Agreement. The section and other headings contained in this Agreement and the Table of Contents preceding this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection and exhibit references are to this Agreement unless otherwise specified.

               1.03. Accounting Principles. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP. Notwithstanding the definition of GAAP contained in this Agreement, no change in GAAP that would affect the method or calculation of any of the financial covenants, restrictions or standards or definitions of terms used herein shall be given effect in such calculations until such financial covenants, restrictions or standards or definitions are amended in a manner satisfactory to the Borrower and the Majority Lenders so as to reflect such change in GAAP.


                                  ARTICLE II

                                 THE CREDITS

               2.01. Revolving Credit Loans. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Loans to the Borrower at any time and from time to time on or after the date hereof and to, but not including, the Termination Date, in an aggregate principal amount not exceeding at any one time its Pro Rata Share of the Current Commitment at such time. The "Current Commitment" at any time shall be equal to the lesser of (A) the aggregate amount of the Activated Revolving Credit Commitments of all Lenders and (B) the Borrowing Base. No Lender shall have an obligation to make Loans hereunder or arrange for the issuance of Letters of Credit on or after the Termination Date or which, when added to the aggregate amount of all outstanding and contemporaneous Loans and the Letter of Credit Exposure at such time, would cause the aggregate amount of all Loans and the Letter of Credit Exposure at any time to exceed the Current Commitment at such time. Notwithstanding anything to the contrary, prior to the Syndication Date, all Loans shall be incurred and maintained as Prime Loans. The "Termination Date" means the date on which the Revolving Credit Commitment of each Lender expires in accordance with this Agreement, including without limitation,
Section 2.18 hereof. Within the limits of time and amount set forth in this
Section 2.01, and subject to the provisions of this Agreement, the Borrower may borrow, repay and reborrow hereunder.

               2.02. Notes. The obligation of the Borrower to repay the unpaid principal amount of the Loans made to it by each Lender and to pay interest thereon shall be evidenced in part by a Note dated the date of this Agreement in the principal amount of such Lender's Revolving Credit Commitment with the blanks appropriately filled in. An executed Note for each Lender shall be delivered by the Borrower to the Agent on the date of the execution and delivery of this Agreement.

               2.03.   Notice of Borrowing; Making of Loans.

                       (a) Whenever the Borrower desires to borrow, it shall provide notice (in the form of Exhibit L attached hereto) to the Agent of such proposed borrowing (a "Notice of Borrowing"), each such notice, to be given (i) not later than 12:00 noon (New York City time) on the date of such proposed borrowing, in the case of a borrowing consisting of Prime Loans, or
(ii) not later than 12:00 noon (New York City time) on the third Business Day before the date of such borrowing, in the case of a borrowing consisting of Eurodollar Loans, setting forth: (a) the date, which shall be a Business Day, on which such borrowing is to occur, (b) whether such Loan is requested to be a Prime Loan or a Eurodollar Loan and, if a Eurodollar Loan, the Interest Period requested with respect thereto, (c) the principal amount of the Loan being borrowed, and (d) the account information where such Loan is to be received. Such notice shall be given by telephone or in writing by a Designated Borrowing Officer, provided, that, if requested by the Agent, any such telephonic notice shall be confirmed in writing by delivery to the Agent, on or before the date on which such Loan is to be made, of a written notice substantially in the form of Exhibit L hereto, containing the original or facsimile signature of a Designated Borrowing Officer. Except for a Notice of Borrowing when the Agent will fund the related Loan pursuant to Section 2.03(e) hereof, the Agent shall provide each Lender with prompt notice of each Notice of Borrowing. Except as otherwise provided in Section 2.03(e), on the date specified in such notice, each Lender shall, subject to the terms and conditions of this Agreement, make its Pro Rata Share of such Loan in immediately available funds by wire transfer to the Agent at its Office not later than 1:30 p.m. (Chicago, Illinois time). Unless the Agent determines that any applicable conditions in Section 5.02 have not been satisfied, the Agent shall make the funds so received from the Lenders available to the Borrower not later than 2:30 p.m. (Chicago, Illinois time), on the date specified in such notice in immediately available funds by (i) depositing such proceeds in the Disbursement Account if the Disbursement Account is located at the Bank and (ii) initiating a wire transfer if the Disbursement Account is not located at the Bank.

                       (b) The Agent and each Lender shall be entitled to rely conclusively on each Designated Borrowing Officer's authority to request a Loan on behalf of the Borrower until the Agent receives written notice to the contrary. The Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing and, with respect to an oral request for a Loan, the Agent and the Lenders shall have no duty to verify the identity of any Person representing himself as a Designated Borrowing Officer.

                       (c) The Agent and the Lenders shall not incur any liability to the Borrower in acting upon any telephonic notice referred to above which the Agent and the Lenders believe in good faith to have been given by a Designated Borrowing Officer or for otherwise acting in good faith under this Section 2.03 and, upon the funding of a Loan by the Lenders (or by the Agent on behalf of the Lenders) in accordance with this Agreement pursuant to any such telephonic notice, the Borrower shall have effected a Loan hereunder.

                       (d) Each Notice of Borrowing pursuant to this Section
2.03 shall be irrevocable and the Borrower shall be bound to make a borrowing in accordance therewith. Each Prime Loan shall be in a minimum amount of $1,000,000 and in multiples of $100,000 if in excess thereof, and each Eurodollar Loan shall be in a minimum amount of $2,000,000 and in multiples of $1,000,000 if in excess thereof, provided that the Borrower shall not be entitled to request any Loan that, if made, would result in an aggregate of more than five (5) separate Eurodollar Loans of any Lender being outstanding hereunder at any one time.

                       (e) (i) Except as otherwise provided in this subsection 2.03(e), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Loan requested hereunder nor shall the Revolving Credit Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender's obligation to make a Loan requested hereunder.

                            (ii) Notwithstanding any other provision of this
Agreement, and in order to reduce the number of fund transfers among the Borrower, the Lenders and the Agent, the Borrower, the Lenders and the Agent agree that the Agent may (but shall not be obligated to), and the Borrower and the Lenders hereby irrevocably authorize the Agent to, fund, on behalf of the Lenders, Loans pursuant to Section 2.01, subject to the procedures for settlement set forth in subsection 2.03(f); provided, however, that (a) the Agent shall in no event fund such Loans if the Agent shall have received written notice from the Majority Lenders on the Business Day prior to the day of the proposed Loan that one or more of the conditions precedent contained in Section 5.02 will not be satisfied on the day of the proposed Loan, and
(b) the Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent in Section 5.02 have been satisfied.

                            (iii) Unless (A) the Agent has notified the
Lenders that the Agent, on behalf of the Lenders, will fund a particular Loan pursuant to subsection 2.03(e)(ii), or (B) the Agent shall have been notified by any Lender on the Business Day prior to the day of a proposed Loan that such Lender does not intend to make available to the Agent such Lender's Pro Rata Share of the Loan requested on such day, the Agent may assume that such Lender has made such amount available to the Agent on such day and the Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrower on such day. If the Agent makes such corresponding amount available to the Borrower and such corresponding amount is not in fact made available to the Agent by such Lender, the Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Agent, at the customary rate set by the Agent for the correction of errors among banks for three Business Days and thereafter at the Regular Rate. During the period in which such Lender has not paid such corresponding amount to the Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Agent to the Borrower shall, for all purposes hereof, be a Loan made by the Agent for its own account. Upon any such failure by a Lender to pay the Agent, the Agent shall promptly thereafter notify the Borrower of such failure and the Borrower shall immediately pay such corresponding amount to the Agent for its own account.

                            (iv) Nothing in this subsection 2.03(e)
shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

                       (f) (i) With respect to all periods for which the Agent has funded Loans pursuant to subsection 2.03(e), within 7 days after the last day of each calendar month, or such shorter period as it may from time to time select (any such month or shorter period being herein called a "Settlement Period"), the Agent shall notify each Lender of the average daily unpaid principal amount of the Loans outstanding during such Settlement Period. In the event that such amount is greater than the average daily unpaid principal amount of the Loans outstanding during the Settlement Period immediately preceding such Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Loans made on the date of such Lender's initial funding), each Lender shall promptly make available to the Agent its Pro Rata Share of the difference in immediately available funds. In the event that such amount is less than such average daily unpaid principal amount, the Agent shall promptly pay over to each other Lender its Pro Rata Share of the difference in immediately available funds. In addition, if the Agent shall so request at any time when a Potential Default or an Event of Default shall have occurred and be continuing, or any other event shall have occurred as a result of which the Agent shall determine that it is desirable to present claims against the Borrower for repayment, each Lender shall promptly remit to the Agent or, as the case may be, the Agent shall promptly remit to each Lender, sufficient funds to adjust the interests of the Lenders in the then outstanding Loans to such an extent that, after giving effect to such adjustment, each Lender's interest in the then outstanding Loans will be equal to its Pro Rata Share thereof. The obligations of each Lender under this subsection 2.03(f) shall be absolute and unconditional. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans which have been funded by such Lender.

                            (ii) In the event that any Lender fails to make
any payment required to be made by it pursuant to subsection 2.03(f)(i), the Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Agent, at the customary rate set by the Agent for the correction of errors among banks for three Business Days and thereafter at the Regular Rate. During the period in which such Lender has not paid such corresponding amount to the Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Agent to the Borrower shall, for all purposes hereof, be a Loan made by the Agent for its own account. Upon any such failure by a Lender to pay the Agent, the Agent shall promptly thereafter notify the Borrower of such failure and the Borrower shall immediately pay such corresponding amount to the Agent for its own account. Nothing in this subsection 2.03(f)(ii) shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Borrower or the Agent may have against any Lender as a result of any default by such Lender hereunder.

                       2.04. Reduction of Commitments; Mandatory Prepayment; Optional Prepayment

                       (a) Reduction of the Commitments. The Borrower may at any time or from time to time and without penalty or premium reduce the Revolving Credit Commitments of the Lenders to an amount (which may be zero) not less than the sum of the unpaid principal amount of all Loans then outstanding plus the principal amount of all Loans not yet made as to which notice has been given by the Borrower under Section 2.03 hereof plus the Letter of Credit Exposure at such time plus the Stated Amount of all Letters of Credit not yet issued as to which a request has been made unless the request is withdrawn and the Letter of Credit is not issued by the Letter of Credit Issuer under Section 3.01 hereof. Any reduction shall be in an amount which is an integral multiple of $10,000,000. Reduction of the Revolving Credit Commitments of the Lenders shall be made by providing not less than two Business Days' written notice (which notice shall be irrevocable) to such effect to the Agent (which notice the Agent shall promptly transmit to each Lender). Reductions of the Revolving Credit Commitments of the Lenders are irrevocable and may not be reinstated. Each such reduction shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share. Each such reduction shall first reduce the Inactive Revolving Credit Commitments and then the Activated Revolving Credit Commitments.

                       (b) Mandatory Prepayment. (i) Exceeding Current Commitment. If at any time the Current Commitment is less than the aggregate unpaid principal amount of the Loans then outstanding plus the Letter of Credit Exposure at such time, the Borrower shall prepay an amount of the Loans not less than the amount of such difference or, if the Loans then outstanding are less than the amount of such difference, provide cash collateral to the Agent in an amount equal to 105% of such excess, which cash collateral shall be deposited and held in the Letter of Credit Cash Collateral Account until such time as such excess no longer exists. Any such prepayment will not otherwise reduce the Revolving Credit Commitments of the Lenders. Concurrently with any notice of reduction of the Revolving Credit Commitments of the Lenders, the Borrower shall give notice to the Agent of any mandatory prepayment which notice shall specify a prepayment date no later than the effective date of such reduction of the Revolving Credit Commitments of the Lenders.

                            (i) Asset Sales. Simultaneously with the
consummation of any sale or disposition of assets permitted under Section 8.04(b) hereof, whether by the Borrower or its Subsidiaries, the Borrower shall prepay the Loans in an aggregate principal amount equal to 100% of the Net Proceeds of such sale or disposition.

                            (ii) Proceeds of Financings Under Certain
Circumstances. To the extent that the Borrower has used more than $3,000,000 of the proceeds of Loans made to it hereunder to prepay the Comerica Mortgage Loan, the Borrower shall prepay the Loans in an aggregate principal amount equal to the amount of prepayments in excess of $3,000,000 from the proceeds of any Indebtedness (or refinancing thereof) incurred by the Borrower after the date hereof, such prepayments to be due and payable simultaneously with the closings of any such financings or refinancings. This section shall not apply to payments of regularly scheduled principal payments on the Comerica Mortgage Loan in accordance with the terms applicable thereto as in effect on the date hereof. Nothing herein contained shall be construed to permit the Borrower to use more than $6,000,000 of the proceeds of the Loans for prepayments on the Comerica Mortgage Loan in violation of Section 6.22 hereof.

                            (iii) Other Mandatory Prepayments. The Agent
shall on each Business Day apply all funds deposited in the Agent Account to the payment, in whole or in part, of the Obligations outstanding.

                       (c) Optional Prepayment. The Borrower may at any time or from time to time prepay, in whole or in part, any or all Loans then outstanding. Any partial prepayment of a Eurodollar Loan shall not reduce the aggregate principal amount of such Eurodollar Loan to less than $2,000,000 and in multiples of $1,000,000 if in excess thereof.

                       (d) Prepayment Penalty. All prepayments of Loans under this Section 2.04 shall be without premium or penalty, except that any prepayment of Eurodollar Loans shall be subject to the provisions of Section
2.12 hereof.

               2.05.   Interest Rate.


                       (a) Each Prime Loan shall bear interest at a rate per annum for each day until paid equal to the Regular Rate for such day.

                       (b) Each Eurodollar Loan shall bear interest at a rate per annum equal to the Eurodollar Rate plus the Applicable Eurodollar Margin for the Interest Period in effect for such Eurodollar Loan.

               2.06. Interest Payment Dates. The Borrower shall pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount shall be paid in full, which interest shall be payable
(i) if such Loan is a Prime Loan, monthly in arrears on the first day of each month, commencing April 1, 1997, and (ii) if such Loan is a Eurodollar Loan, on the last day of the Interest Period of such Eurodollar Loan. After maturity of any principal amount of any Loan (by acceleration, at scheduled maturity or otherwise), interest on such amount shall be due and payable on demand.

               2.07. Amortization. To the extent not due and payable earlier pursuant to the terms of this Agreement, the entire unpaid principal amount of each of the Loans shall be due and payable on the Termination Date.

               2.08. Payments and Fees.

                       (a) Time, Place and Manner. All payments and prepayments to be made in respect of principal, interest, fees or other amounts due from the Borrower hereunder, under the Fee Letter, the Notes or any other Loan Document shall be payable at or before

12:00 noon, Chicago, Illinois time, on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived. Such payments shall be made to the Agent for the account of the Agent, CIT or the Lenders, as the case may be, at the Agent Account in Dollars in funds immediately available at the Bank's Office without setoff, counterclaim or other deduction of any nature. The Agent shall maintain a separate loan account (the "Borrower's Account") on its books in the name of the Borrower in which the Borrower will be charged with Loans made by the Agent or the Lenders to the Borrower hereunder and with any other Obligations. The Borrower and the Lenders hereby authorize the Agent to, and the Agent may, from time to time charge the Borrower's Account with any interest, fees, expenses and other Obligations that are due and payable under this Agreement or any Loan Document. The Borrower and the Lenders confirm that any charges which the Agent may so make to the Borrower's Account as herein provided will be made as an accommodation to the Borrower and solely at the Agent's discretion and shall constitute a Loan to the Borrower funded by the Agent on behalf of the Lenders and subject to subsections 2.03(e) and 2.03(f) of this Agreement. Each of the Lenders and the Borrower agrees that the Agent shall have the right to make such charges regardless of whether any Event of Default or Potential Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.02 have been satisfied. The Borrower's Account will be credited upon receipt of "good funds" in the Agent Account with all amounts actually received by the Agent from the Borrower or others for the account of the Borrower. Interest on all Loans and all fees that accrue on a per annum basis shall be computed on the basis of the actual number of days elapsed in the period during which interest or such fee accrues and a year of 360 days. In computing interest on any Loan, the date of the making of such Loan shall be included and the date of payment shall be excluded; provided, however, that if a Loan is repaid on the same day in which it is made, one day's interest shall be paid on such Loan.

                       (b) Periodic Statements. The Agent shall provide the Lenders and the Borrower promptly after the end of each calendar month a summary statement (in the form from time to time used by the Agent) of (A) the opening and closing daily balances in the Borrower's Account during such month, (B) the amounts and dates of all Loans made during such month, (C) the amounts and dates of all payments on account of the Loans made during such month and each Lender's interest in the Loans, (D) the amount of interest accrued on the Loans during such month, (E) any Letters of Credit issued by the Letter of Credit Issuer during such month, specifying the Stated Amount thereof, (F) the amount of charges to the Borrower's Account or Loans to be made during such month to reimburse CIT, the Lenders or the Letter of Credit Issuer for drawings made under Letters of Credit or payments made by CIT or the Lenders under the Letter of Credit Guaranty, and (G) the amount and nature of any charges to the Borrower's Account made during such month on account of interest, fees and expenses and other Obligations. All entries on any such statement shall, 30 days after the same is sent, be presumed to be correct and shall constitute prima facie evidence of the information contained in such statement, subject to the Borrower's and each Lender's express right to rebut such presumption by conclusively demonstrating the existence of any error on the part of the Agent.

                       (c) Apportionment of Payments. Except as otherwise provided in this subsection, aggregate principal and interest payments shall be apportioned among all outstanding Loans to which such payments relate and payments of the Unused Line Fee and Letter of Credit Fee required to be paid by the Borrower to the Lenders under subsections 2.08(e) and (f) shall, as applicable, be apportioned ratably among the Lenders, in each case according to their Pro Rata Shares. All payments shall be remitted to the Agent and all such payments and any other amounts, including, without limitation, proceeds of Collateral received by the Agent from or on behalf of the Borrower shall be applied subject to the provisions of this Agreement first, to pay principal of and interest on any Loans funded by the Agent on behalf of the Lenders and any fees, expense reimbursements or indemnities then due to the Agent from the Borrower; second, to pay any fees, expense reimbursements or indemnities then due to the Lenders or the Letter of Credit Issuer hereunder; third, to pay interest due in respect of Loans and Unreimbursed Draws under Letters of Credit; and fourth, to pay, prepay or provide cash collateral in respect of principal of Loans and Letter of Credit Exposure. The Agent shall promptly distribute to each Lender at its primary address set forth on the appropriate signature page hereof, or at such other address as such Lender may designate in writing, such funds as it may be entitled to receive. The foregoing apportionment of payments is solely for the purpose of determining the obligations of the Borrower hereunder and, notwithstanding such apportionment, any Lender may on its books and records allocate payments received by it in a manner different from that contemplated hereby. No such different allocation shall alter the rights and obligations of the Borrower under this Agreement determined in accordance with the apportionments contemplated by this Section 2.08(c). To the extent that the Borrower makes a payment or payments to the Agent or the Agent receives any payment or other amount, which payment(s) or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause then, to the extent of such payment or proceeds received, the Obligations or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by the Agent.

                       (d) Interest Upon Events of Default. To the extent permitted by law, after there shall have occurred and so long as there is continuing an Event of Default pursuant to Section 9.01, all principal, interest, fees, indemnities or any other Obligations of the Borrower hereunder, under the Fee Letter or under any Note or any other Loan Document (and including interest accrued under this subsection 2.08(d)) shall compound on a daily basis as provided in this subsection 2.08(d) and shall bear interest for each day until paid (before and after judgment), payable on demand, at a rate per annum (the "Post Default Rate") of 3% above the Prime Rate for such day, such interest rate to change automatically from time to time effective as of the announced effective date of each change in the Prime Rate.

                       (e) Unused Line Fee. From and after the Closing Date until the Termination Date, the Borrower shall pay to the Agent, for the account of each Lender in accordance with such Lender's Pro Rata Share, an unused line fee (the "Unused Line Fee") accruing at the rate of one-fourth of one percent (1/4%) per annum, on the excess, if any, of the aggregate Activated Revolving Credit Commitments over the sum of the Loans and Letter of Credit Exposure outstanding from time to time. All Unused Line Fees shall be payable monthly in arrears on the first day of each month commencing April 1, 1997.

                       (f) Letter of Credit Fees. From and after the Closing Date until the Termination Date, the Borrower shall pay to the Agent, for the account of each Lender in accordance with such Lender's Pro Rata Share, a letter of credit fee (the "Letter of Credit Fee") (i) in the case of standby Letters of Credit, a Letter of Credit Fee accruing at the rate of one and one-fourth percent (1-1/4%) per annum on the average daily Undrawn Letter of Credit Availability of all standby Letters of Credit, payable monthly in arrears on the first day of each month commencing April 1, 1997 and (ii) in the case of documentary letters of credit, a Letter of Credit Fee in an amount equal to one and one-fourth percent (1-1/4%) of the Undrawn Letter of Credit Availability of each documentary Letter of Credit, payable upon issuance of each such Letter of Credit. The Borrower shall also pay the customary letter of credit fees and charges of CIT and the Letter of Credit Issuer for the administration, issuance, amendment and processing of any Letters of Credit issued by the Letter of Credit Issuer. Promptly following the Agent's receipt of any Letter of Credit Fees described above, the Agent shall pay to each Lender its Pro Rata Share of the amount of the Letter of Credit Fees received by the Agent.

                       (g) Fees. The Borrower shall pay to the Agent the fees set forth in the Fee Letter at the times set forth in the Fee Letter. All fees required to be paid to the Agent pursuant to the Fee Letter, this Agreement and any other Loan Document shall be paid to the Agent for its own account as required therein. All fees under this Agreement, the Fee Letter and the other Loan Documents are non-refundable under all circumstances.

               2.09. Use of Proceeds. The Borrower hereby covenants, represents and warrants that the proceeds of the Loans made to it will be used solely to refinance the indebtedness of the Borrower under the Existing Credit Agreement and to fund working capital in the ordinary course of the Borrower's business and, except as otherwise prohibited by the terms of this Agreement and the other Loan Documents, for other general corporate purposes (including, without limitation, payments and, subject to Sections 2.04(b) and 6.22 hereof, prepayments on the Comerica Mortgage Loan).



               2.10. Eurodollar Rate Not Determinable; Illegality or
Impropriety.

                       (a) In the event, and on each occasion, that on or before the day on which the Eurodollar Rate is to be determined for a borrowing that is to include Eurodollar Loans, the Agent has determined in good faith that, or has been advised by the Bank that, the Eurodollar Rate cannot be determined for any reason or the Eurodollar Rate will not adequately and fairly reflect the cost of maintaining Eurodollar Loans or Dollar deposits in the principal amount of the applicable Eurodollar Loans are not available in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of the Bank's eurodollar loans are then being conducted, the Agent shall, as soon as practicable thereafter, give written notice of such determination to the Borrower and the other Lenders. In the event of any such determination, any request by the Borrower for a Eurodollar Loan pursuant to Section 2.03 shall, until the Agent shall have advised the Borrower and the other Lenders that the circumstances giving rise to such notice no longer exist, be deemed to be a request for a Prime Loan. Each determination by the Agent hereunder shall be conclusive and binding absent manifest error.

                       (b) In the event that it shall be unlawful or improper for any Lender to make, maintain or fund any Eurodollar Loan as contemplated by this Agreement, then such Lender shall forthwith give notice thereof to the Agent and the Borrower describing such illegality or impropriety in reasonable detail. Effective immediately upon the giving of such notice, the obligation of such Lender to make Eurodollar Loans shall be suspended for the duration of such illegality or impropriety and, if and when such illegality or impropriety ceases to exist, such suspension shall cease, and such Lender shall notify the Agent and the Borrower. If any such change shall make it unlawful or improper for any Lender to maintain any outstanding Eurodollar Loan as a Eurodollar Loan, such Lender shall, upon the happening of such event, notify the Agent and the Borrower, and the Borrower shall immediately, or if permitted by applicable law, rule, regulation, order, decree, interpretation, request or directive, no later than the date permitted thereby, convert each such Eurodollar Loan into a Prime Loan, without any prepayment premium or penalty except as provided in Section 2.12.

               2.11.   Reserve Requirements; Capital Adequacy Circumstances.

                       (a) Notwithstanding any other provision herein, if any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall impose any tax on or change the basis of taxation of payments to the Letter of Credit Issuer or any Lender or any Affiliate of a Lender of the principal of or interest on any Eurodollar Loan made by such Lender or of any amounts payable hereunder (other than taxes imposed on the overall net income of the Letter of Credit Issuer or such Lender or such Affiliate by the United States of America or any jurisdiction in which the Letter of Credit Issuer or such Lender or such Affiliate has its principal office or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by the Letter of Credit Issuer or such Lender or Affiliate of such Lender (except any such reserve requirement that is reflected in Reserve Requirements) or shall impose on the Letter of Credit Issuer or such Lender or such Affiliate any other condition affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit, and the result of any of the foregoing shall be to increase the cost to the Letter of Credit Issuer or such Lender of making or maintaining any Eurodollar Loan or issuing or participating in any Letter of Credit or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such Lender hereunder (whether of principal, interest or otherwise) in respect thereof by an amount deemed by the Letter of Credit Issuer or such Lender to be material, then the Borrower shall pay to the Letter of Credit Issuer or such Lender such additional amount or amounts as will compensate the Letter of Credit Issuer or such Lender for such additional costs incurred or reduction suffered. Any amount or amounts payable by the Borrower to the Letter of Credit Issuer or any Lender in accordance with the provisions of this Section 2.11(a) shall be paid by the Borrower to the Letter of Credit Issuer or such Lender within ten (10) days after receipt by the Borrower from the Letter of Credit Issuer or such Lender of a statement setting forth in reasonable detail the amount or amounts due and the basis for the determination from time to time of such amount or amounts, which statement shall be conclusive and binding absent manifest error.

                       (b) If the Letter of Credit Issuer or any Lender shall have reasonably determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Letter of Credit Issuer or by such Lender (or any lending office of such Lender) or by any Affiliate of such Lender, as the case may be, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has the effect of reducing the rate of return on the Letter of Credit Issuer's or such Lender's capital or on the capital of such Lender's Affiliate, as the case may be, as a consequence of the Letter of Credit Issuer's obligations or such Lender's obligations under this Agreement and the Loan Documents to a level below that which the Letter of Credit Issuer or such Lender or such Lender's Affiliate, as the case may be, could have achieved but for such adoption, change or compliance (taking into consideration the Letter of Credit Issuer's or such Lender's policies or such Lender's Affiliate's policies, as the case may be, with respect to capital adequacy) by an amount deemed by the Letter of Credit Issuer or such Lender to be material, then, from time to time, the Borrower shall reimburse the Letter of Credit Issuer or such Lender for such reduction. Any amount or amounts payable by the Borrower to the Letter of Credit Issuer or any Lender in accordance with the provisions of this Section 2.11(b) shall be paid by the Borrower to the Letter of Credit Issuer or such Lender within ten (10) days after receipt by the Borrower from the Letter of Credit Issuer or such Lender of a statement setting forth (i) in reasonable detail the amount or amounts due, (ii) the basis for the determination from time to time of such amount or amounts and (iii) that such amount(s) have been determined in good faith, which statement shall be conclusive and binding absent manifest error.

                       (c) The Letter of Credit Issuer or any Lender may demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period; provided that the Letter of Credit Issuer or such Lender shall provide to the Borrower a certificate setting forth the basis on which such demand is made. The protection of this Section 2.11 shall be available to the Letter of Credit Issuer or any Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

               2.12. Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender actually sustains or incurs as a consequence of (a) any failure by the Borrower to fulfill on the date of any borrowing hereunder the applicable conditions set forth in Article V, (b) any failure by the Borrower to borrow any Eurodollar Loan hereunder or to convert any Prime Loan into a Eurodollar Loan after notice of such borrowing or conversion has been given pursuant to Section 2.03 or Section 2.14, as the case may be,

(c) any payment, prepayment (mandatory or optional) or conversion of a Eurodollar Loan required by any provision of this Agreement or otherwise made on a date other than the last day of the Interest Period applicable thereto,
(d) any default in payment or prepayment of the principal amount of any Eurodollar Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, by notice of prepayment or otherwise), or (e) the occurrence of any Event of Default, including, in each such case, any loss (including, without limitation, loss of margin) or reasonable expense sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan. Such loss or reasonable expense shall include but not be limited to an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid or converted or not borrowed or converted (based on the Eurodollar Rate applicable thereto) for the period from the date of such payment, prepayment, conversion or failure to borrow or convert on the last day of the Interest Period for such Loan (or, in the case of a failure to borrow or convert, the last day of the Interest Period for such Loan that would have commenced on the date of such failure to borrow or convert) over
(ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in re-employing the funds so paid, prepaid or converted or not borrowed or converted for such Interest Period. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.12 and the basis for the determination of such amount or amounts shall be delivered to the Borrower and shall be conclusive and binding absent manifest error.

               2.13. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrower or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Obligation as a result of which the aggregate unpaid amount of the Obligations owing to it shall be proportionately less than the aggregate unpaid amount of the Obligations owing to any other Lender, it shall simultaneously purchase from such other Lender at face value a participation in the Obligations owing to such other Lender, so that the aggregate unpaid amount of the Obligations and participations in Obligations held by each Lender shall be in the same proportion to the aggregate unpaid amount of all Obligations owing to such Lender prior to such exercise of banker's lien, setoff or counterclaim or other event was to the aggregate unpaid amount of all Obligations outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.13 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustments restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a loan directly to the Borrower in the amount of such participation.

               2.14. Continuation and Conversion of Loans. Subject to Section
2.03 and

Section 2.10 hereof, the Borrower shall have the right, at any time, (i) on three (3) Business Days' prior irrevocable written or telecopy notice to the Agent, to continue any Eurodollar Loan or any portion thereof into a subsequent Interest Period or, after the Syndication Date, to convert any Prime Loan or portion thereof into a Eurodollar Loan, or (ii) on one (1) Business Day's prior irrevocable written or telecopy notice to the Agent, to convert any Eurodollar Loan or portion thereof into a Prime Loan, subject to the following:

                              (A) in the case of a continuation of a
               Eurodollar Loan or portion thereof as such or a conversion of a Prime Loan or portion thereof into a Eurodollar Loan (1) no Event of Default or Potential Default shall have occurred and be continuing at the time of such continuation or conversion and (2) Eurodollar Loans shall be limited in number as provided in Section 2.03(d);

                              (B) in the case of a continuation or conversion
               of less than all Loans, the aggregate principal amount of any Eurodollar Loan continued or converted shall not be less than $2,000,000 and in multiples of $1,000,000 if in excess thereof;

                              (C) each conversion shall be effected by the
               Lenders by applying the proceeds of the new Loan to the Loan (or portion thereof) being converted; and, in the case of a conversion from a Eurodollar Loan to a Prime Loan, accrued interest on the Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;

                              (D) if the new Loan made in respect of a
               conversion shall be a Eurodollar Loan, the first Interest Period with respect thereto shall commence on the date of conversion;

                              (E) no portion of any Loan shall be continued
               or converted to a Eurodollar Loan with an Interest Period ending later than the Termination Date; and

                              (F) if any conversion of a Eurodollar Loan
               shall be effected on a day other than the last day of an Interest Period, the Borrower shall reimburse each Lender on demand for any loss incurred or to be incurred by it in the reemployment of the funds released by such conversion as provided in Section 2.12 hereof.

In the event that the Borrower shall not give notice to continue any Eurodollar Loan into a subsequent Interest Period, such Loan (unless repaid) shall automatically become a Prime Loan at the expiration of the then current Interest Period.

               2.15. Taxes. (a) All payments made by the Borrower hereunder, under the Notes or under any Loan Document will be made without setoff, counterclaim, deduction or other defense. All such payments shall be made free and clear of and without deduction for any present or future income, franchise, sales, use, excise, stamp or other taxes, levies, imposts, deductions, charges, fees, withholdings, restrictions or conditions of any nature now or hereafter imposed, levied, collected, withheld or assessed by any jurisdiction (whether pursuant to United States Federal, state, local or foreign law) or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities, excluding taxes on the overall net income of the Lenders or the Letter of Credit Issuer (such nonexcluded taxes are hereinafter collectively referred to as the "Taxes"). If the Borrower shall be required by law to deduct or to withhold any Taxes from or in respect of any amount payable hereunder, (i) the amount so payable shall be increased to the extent necessary so that after making all required deductions and withholdings (including Taxes on amounts payable to the Lenders or the Letter of Credit Issuer pursuant to this sentence) the Lenders or the Letter of Credit Issuer receive an amount equal to the sum they would have received had no such deductions or withholdings been made, (ii) the Borrower shall make such deductions or withholdings, and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxation authority in accordance with applicable law. Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send the Lenders, the Letter of Credit Issuer and the Agent an official receipt showing payment. In addition, the Borrower agrees to pay any present or future taxes, charges or similar levies (excluding taxes on the overall net income of the Lenders or the Letter of Credit Issuer) which arise from any payment made hereunder or from the execution, delivery, performance, recordation or filing of, or otherwise with respect to, this Agreement, the Notes, the Letters of Credit or any other Loan Document (hereinafter referred to as "Other Taxes").

                       (b) The Borrower will indemnify the Lenders and the Letter of Credit Issuer for the amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.15) paid by any Lender or the Letter of Credit Issuer and any liability (including penalties, interest and expenses for nonpayment, late payment or otherwise) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be paid within 30 days from the date on which such Lender or such Letter of Credit Issuer makes written demand.

                       (c) Each Lender which is a foreign person (i.e., a Person other than a United States Person for United States Federal income tax purposes) hereby agrees that:

                            (i) it shall, no later than the Closing Date (or,
               in the case of a Lender which becomes a party hereto pursuant to Section 10.13 hereof after the Closing Date, the date upon which such Lender becomes a party hereto) deliver to the Borrower through the Agent:

                                      (A) two accurate and complete signed
                            originals of Form 4224, or

                                      (B) two accurate and complete signed
                            originals of Form 1001,
in each case indicating that such Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees for the account of its lending installation under this Agreement free from withholding of United States Federal income tax;

                            (ii) if at any time such Lender changes its
               lending installation or installations or selects an additional lending installation it shall, at the same time or reasonably promptly thereafter, deliver to the Borrower through the Agent in replacement for, or in addition to, the forms previously delivered by it hereunder:

                                      (A) if such changed or additional
                            lending installation is located in the United States, two accurate and complete signed originals of Form 4224, or

                                      (B) otherwise, two accurate and
                            complete signed originals of Form 1001,

in each case indicating that such Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees for the account of such changed or additional lending installation under this Agreement free from withholding of United States Federal income tax; and

                            (iii) it shall, promptly upon the Borrower's
               reasonable request to that effect, deliver to the Borrower such other forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation in order to establish such Lender's tax status for withholding purposes.

                       (d) If the Borrower fails to perform its obligations under this Section 2.15, the Borrower shall indemnify the Agent, the Lenders and the Letter of Credit Issuer for any incremental taxes, interest or penalties that may become payable as a result of any such failure.

               2.16. Activation of Inactive Revolving Credit Commitments. Provided that no Potential Default or Event of Default shall have occurred and be continuing, on any Business Day prior to the Termination Date, the Borrower may, from time to time, upon three (3) Business Days' prior written notice to the Agent (which shall promptly inform the Lenders), activate all or any part (but if in part, then in a minimum aggregate amount of $5,000,000 and in integral multiples of $5,000,000) of the Inactive Revolving Credit Commitments, such activation to be on a pro rata basis for all the Lenders in accord with the amounts of their Inactive Revolving Credit Commitments.

               2.17. Eurodollar Margin Adjustments. The initial Applicable Eurodollar Margin specified in the definition of such term shall be subject to quarterly adjustment (commencing with the fiscal quarter ending January, 1998) as follows:

If as of the last day                       Applicable
of any fiscal quarter:              Eurodollar Margin shall be:

LEVEL 1:


Fixed Charge Coverage Ratio is
less than 1.75 to 1.00                         2.25%


LEVEL II:

Fixed Charge Coverage Ratio is
greater than or equal to
1.75 to 1.00 but less than
2.00 to 1.00                                   2.125%



LEVEL III:

Fixed Charge Coverage Ratio is
greater than or equal to
2.00 to 1.00                                   2.00%

        On the date (each such date being hereinafter referred to as a "Margin Redetermination Date") occurring fourteen (14) days after receipt by the Agent of the financial statements and compliance certificate called for by Section 7.01 hereof for the applicable quarter, the Agent shall determine the Fixed Charge Coverage Ratio for the applicable period based on the information contained in such financial statements and compliance certificate and shall promptly notify the Borrower and the Lenders of such determination and of any change in the Applicable Eurodollar Margin resulting therefrom, any change in the Applicable Eurodollar Margin to be effective as of the applicable Margin Redetermination Date, with such new Applicable Eurodollar Margin to continue in effect until the next Margin Redetermination Date in accordance with the foregoing. Each determination of the Fixed Charge Coverage Ratio and Applicable Eurodollar Margin by the Agent in accordance with this Section shall be conclusive and binding on the Borrower and the Lenders absent manifest error.

               Termination. Except as otherwise provided herein, the Borrower or any Lender acting through the Agent may terminate this Agreement and the Revolving Credit Commitments only as of the initial or any subsequent Anniversary Date and then only by giving the other ninety (90) days prior written notice of termination. This Agreement, unless terminated as herein and in Section 9.02 provided, shall automatically continue from Anniversary Date to Anniversary Date. Notwithstanding the foregoing, the Borrower may terminate this Agreement and the Revolving Credit Commitments at any time prior to any applicable Anniversary Date upon ninety (90) days' prior written notice to the Agent and the Lenders, provided that the Borrower pays to the Agent for the pro rata benefit of the Lenders immediately upon demand, an Early Termination Fee and amounts due the Lenders under Section 2.12 hereof, if any. All Obligations shall become due and payable as of any termination hereunder or under Section 9 hereof and, pending a final accounting, the Agent and the Lenders may withhold any balances in the Company's accounts (unless supplied with an indemnity satisfactory to the Agent to cover all of the Company Obligations whether absolute or contingent. All of the Agent's and Lenders' rights, liens and security interests shall continue after any termination until all Obligations have been paid and satisfied in full. There shall not be any partial terminations of the Revolving Credit Commitments pursuant to this Section 2.18.



                                 ARTICLE III

                              LETTERS OF CREDIT


               3.01.   Letters of Credit.

                       (a) General. In order to assist the Borrower in establishing or opening documentary and standby letters of credit, which shall not have expiration dates that exceed one year from the date of issuance (the "Letters of Credit") with the Letter of Credit Issuer, the Borrower has requested CIT to join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts or acceptances thereunder through the issuance of a Letter of Credit Guaranty, thereby lending CIT's credit to the Borrower, and CIT has agreed to do so. These arrangements shall be handled by CIT subject to the terms and conditions set forth below. CIT shall have no obligation to arrange for the issuance of Letters of Credit on or after the Termination Date or which, when added to the aggregate amount of all outstanding and contemporaneous Loans and the Letter of Credit Exposure at such time, would cause the amount of all Loans and the Letter of Credit Exposure at any time to exceed the Current Commitment at such time. In addition, CIT shall not be required to be the issuer of any Letter of Credit. The Borrower will be the account party for any application for a Letter of Credit, which shall be substantially in the form of Exhibit E hereto or on a computer transmission system approved by CIT and the Letter of Credit Issuer or such other written form or computer transmission system as may from time to time be approved by the Letter of Credit Issuer and CIT, and shall be duly completed in a manner acceptable to CIT, together with such other certificates, agreements, documents and other papers and information as the Letter of Credit Issuer or CIT may request (the "Letter of Credit Application"). In the event of any conflict between the terms of the Letter of Credit Application and this Agreement, the terms of this Agreement shall control.

                            (i) The aggregate Letter of Credit Exposure shall
not exceed

$5,000,000. In addition, changes to or modifications of the Letters of Credit by the Borrower and/or the Letter of Credit Issuer or of the terms and conditions thereof shall in all respects be subject to the prior approval of CIT in the exercise of its sole discretion, provided, however, that (x) the expiry date of all Letters of Credit shall be no later than five (5) Business Days prior to the Termination Date unless on or prior to five (5) Business Days prior to the Termination Date such Letters of Credit shall be cash collateralized in an amount equal to at least 105% of the Stated Amount of such Letters of Credit, (y) the Letters of Credit and all documentation in connection therewith shall be in form and substance satisfactory to CIT and the Letter of Credit Issuer, and (z) Letters of Credit shall not be issued for the benefit of domestic trade creditors in connection with the purchase of Inventory by the Borrower.

                            (ii) The Agent shall have the right, without
notice to the Borrower, to charge the Borrower's Account with the amount of any and all indebtedness, liability or obligation of any kind (including indemnification for breakage costs, capital adequacy and reserve requirement charges) incurred by the Agent, CIT or the Lenders under the Letter of Credit Guaranty at the earlier of (x) payment by CIT or the Lenders under the Letter of Credit Guaranty, or (y) with respect to any Letter of Credit which is not cash collateralized as provided in this Agreement, the occurrence of an Event of Default. Any amount charged to the Borrower's Account shall be deemed a Loan hereunder made by the Lenders to the Borrower, funded by the Agent on behalf of the Lenders and subject to subsections 2.03(e) and (f) of this Agreement. Any charges, fees, commissions, costs and expenses charged to CIT for the account of the Borrower by the Letter of Credit Issuer in connection with or arising out of Letters of Credit issued pursuant to this Agreement or out of transactions relating thereto will be charged to the Borrower's Account in full when charged to or paid by CIT and any such charges by CIT to the Borrower's Account shall be conclusive and binding on the Borrower and the Lenders absent manifest error. Each of the Lenders and the Borrower agree that the Agent shall have the right to make such charges regardless of whether any Event of Default or Potential Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.02 have been satisfied.

                            (iii) The Borrower agrees to unconditionally
indemnify the Agent, CIT and each Lender and to hold the Agent, CIT and each Lender harmless from any and all loss, claim or liability incurred by the Agent, CIT or any such Lender arising from any transactions or occurrences relating to Letters of Credit established or opened for the Borrower's account and any drafts or acceptances thereunder, and all Obligations thereunder, including any such loss or claim due to any action taken by the Letter of Credit Issuer, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct of the Agent, CIT or any Lender as determined by a final judgment of a court of competent jurisdiction. The Borrower further agrees to hold the Agent, CIT and each Lender harmless from any errors or omission, negligence or misconduct by the Letter of Credit Issuer. The Borrower's unconditional obligation to the Agent, CIT and each Lender hereunder shall not be modified or diminished for any reason or in any manner whatsoever, other than as a result of the Agent's, CIT's or such Lender's gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. The Borrower agrees that any charges incurred by CIT for the Borrower's account by the Letter of Credit Issuer shall be conclusive and binding on the Borrower absent manifest error and may be charged to the Borrower's Account.

                            (iv) None of the Agent, CIT, the Letter of Credit
Issuer or any of the Lenders shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents; any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in the documents; the validity, sufficiency or genuineness of any documents or of any endorsements thereof even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; the time, place, manner or order in which shipment is made; partial or incomplete shipments, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or documents; any deviation from instructions; delay, default, or fraud by the shipper and/or anyone else in connection with any such goods or the shipping thereof; or any breach of contract between the shipper or vendors and the Borrower. Furthermore, without being limited by the foregoing, none of the Agent, CIT, the Letter of Credit Issuer or any of the Lenders shall be responsible for any act or omission with respect to or in connection with any goods covered by Letters of Credit.

                            (v) The Borrower agrees that any action taken by
the Agent, CIT, the Letter of Credit Issuer or any Lender, if taken in good faith, under or in connection with the Letters of Credit, the guarantees, the drafts or acceptances, or the goods purported to be represented by any documents, shall be binding on the Borrower (with respect to the Letter of Credit Issuer, the Agent, CIT and the Lenders) and shall not put the Agent, CIT, the Letter of Credit Issuer or the Lenders in any resulting liability to the Borrower. In furtherance thereof, CIT shall have the full right and authority to clear and resolve any questions of non-compliance of documents; to give any instructions as to acceptance or rejection of any documents or goods; to execute any and all steamship or airways guaranties (and applications therefore), indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; all in CIT's sole name, and the Letter of Credit Issuer shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from CIT, all without any notice to or any consent from the Borrower.

                            (vi) Without CIT's express consent in writing or
through a computer transmission, the Borrower agrees: (x) not to execute any applications for steamship or airway guaranties, indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents; or to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; and (y) after the occurrence and during the continuance of an Event of Default, not to (A) clear and resolve any questions of non-compliance of documents, or (B) give any instructions as to acceptances or rejection of any documents or goods.

                            (vii) The Borrower agrees that any necessary and
material import, export or other license or certificates for the import or handling of Inventory will have been promptly procured; all foreign and domestic governmental laws and regulations in regard to the shipment and importation of Inventory or the financing thereof will have been promptly and fully complied with, and any certificates in that regard that CIT may at any time reasonably request will be promptly furnished. In this connection, the Borrower represents and warrants that all shipments made under any such Letters of Credit are in compliance with the laws and regulations of the countries in which the shipments originate and terminate, and are not prohibited by any such laws and regulations. As between the Borrower, on the one hand, and the Agent CIT, the Lenders and the Letter of Credit Issuer, on the other hand, the Borrower assumes all risk, liability and responsibility for, and agrees to pay and discharge, all present and future local, state, federal or foreign taxes, duties, or levies. As between the Borrower, on the one hand, and the Agent, CIT, the Lender and the Letter of Credit Issuer, on the other hand, any embargo, restriction, laws, customs or regulations of any country, state, city, or other political subdivision, where such Inventory is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely the Borrower's risk, liability and responsibility.

                            (viii) Upon any payments made to the Letter of
Credit Issuer under the Letter of Credit Guaranty, CIT or the Lenders, as the case may be, shall, without prejudice to its rights under this Agreement (including that such unreimbursed amounts shall constitute Loans hereunder), acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by the Borrower to the Letter of Credit Issuer in any Letter of Credit Application, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to CIT, the Agent and the Lenders and apply in all respect to CIT, the Agent and the Lenders and shall be in addition to any rights, remedies, duties or obligations contained herein.

                            (ix) In the event that the Borrower is required
to provide cash collateral for any Letter of Credit, the Borrower shall deposit such cash collateral in the Letter of Credit Cash Collateral Account, which cash collateral shall be held in the Letter of Credit Cash Collateral Account until all Obligations have been paid in full in cash; provided, that, when the Borrower elects, and is not required to provide cash collateral for a Letter of Credit, the cash collateral for such Letter of Credit shall be returned to the Borrower if at such time (A) an Event of Default or Potential Default has not occurred and is not continuing and (B) no amounts are available to be drawn on such Letter of Credit and all Unreimbursed Draws have been paid in full.

                       (b) Request for Issuance. The Borrower may from time to time, upon notice (an "L/C Notice") not later than 12:00 noon, Chicago, Illinois time, at least three Business Days in advance, request CIT to assist the Borrower in establishing or opening a Letter of Credit by delivering to the Agent, with a copy to the Letter of Credit Issuer, a Letter of Credit Application, together with any necessary related documents. CIT shall not provide support, pursuant to the Letter of Credit Guaranty, if the Agent shall have received written notice from the Majority Lenders on the Business Day immediately preceding the proposed issuance day for such Letter of Credit that one or more of the conditions precedent in Section 5.02 will not have been satisfied on such date, and neither CIT nor the Agent shall otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 5.02 have been satisfied.

               3.02.   Participations.

                       (a) Purchase of Participations. Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit in accordance with the procedures set forth in Section 3.01, each Lender (other than CIT) shall be deemed to have irrevocably and unconditionally purchased and received from CIT, without recourse or warranty, an undivided interest and participation, to the extent of such Lender's Pro Rata Share, in all obligations of CIT with respect to such Letter of Credit (including, without limitation, all Undrawn Letter of Credit Availability and Reimbursement Obligations of the Borrower with respect thereto pursuant to the Letter of Credit Guaranty or otherwise).

                       (b) Sharing of Letter of Credit Payments. In the event that CIT makes any payment in respect of the Letter of Credit Guaranty and the Borrower shall not have repaid such amount to the Agent for the account of CIT, the Agent shall charge the Borrower's Account in the amount of the Reimbursement Obligation, in accordance with Section 3.01(a)(ii).

                       (c) Obligations Irrevocable. The obligations of a Lender to make payments to the Agent for the account of the Agent or CIT with respect to a Letter of Credit shall be irrevocable, not subject to any qualification or exception whatsoever and shall be made in accordance with, but not subject to, the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

                            (i) any lack of validity or enforceability of
               this Agreement or any of the other Loan Documents;

                            (ii) the existence of any claim, setoff, defense
               or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, Letter of Credit Issuer, any Lender, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower or any other party and the beneficiary named in any Letter of Credit);

                            (iii) any draft, certificate or any other
               document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                            (iv) the surrender or impairment of any security
               for the
               performance or observance of any of the terms of any of the Loan Documents;

                            (v) any failure by the Agent to provide any
               notices required
        pursuant to this Agreement relating to Letters of Credit; or

                            (vi) the occurrence of any Event of Default or
               Potential Default.



                                  ARTICLE IV

                                BORROWING BASE


               4.01. Condition of Lending and Assisting in Establishing or Opening Letters of Credit 4.01. Condition of Lending and Assisting in Establishing or Opening Letters of Credit. CIT and the other Lenders shall have no obligation to make a Loan or assist in establishing or opening a Letter of Credit to the extent that the aggregate unpaid principal amount of the Loans plus the Letter of Credit Exposure exceeds, or after giving effect to a requested Credit Extension would exceed, the Current Commitment at such time.

               4.02. Mandatory Prepayment. Concurrently with the delivery of any Borrowing Base Certificate, the Borrower shall give notice to the Agent of any mandatory prepayment pursuant to Section 2.04(b)(i), which notice shall specify a prepayment date no later than the earlier of the date on which such Borrowing Base Certificate is given and the date on which such Borrowing Base Certificate is required to be provided to the Lenders.

               4.03. Rights and Obligations Unconditional. Without limitation of any other provision of this Agreement, the rights of the Agent, CIT and the Lenders and the obligations of the Borrower under this Article IV are absolute and unconditional, and the Agent, CIT and the Lenders shall not be deemed to have waived the condition set forth in Section 4.01 hereof or their right to payment in accordance with Section 4.02 hereof in any circumstance whatever, including but not limited to circumstances wherein, the Agent or the Lenders (knowingly or otherwise) make an advance hereunder in excess of the Borrowing Base.

               4.04    Borrowing Base Certificate.

                       (a) By 12:00 noon, Chicago, Illinois time (i) five (5) Business Days after the Saturday of each week (and on any other date on which the Agent reasonably requests), the Borrower shall furnish to the Agent a certificate (a "Borrowing Base Certificate") substantially in the form attached hereto as Exhibit F, certified as true and correct by a Designated Financial Officer, setting forth the Borrowing Base and the other information required therein as of the Borrower's close of business on the Saturday of the preceding week, together with such other information with respect to any asset included in the Borrowing Base as the Agent may request.

                       (b) In the event of any dispute about the eligibility of any asset for inclusion in the Borrowing Base or the valuation thereof, the Agent's good faith judgment shall control.

                       (c) The Borrowing Base set forth in a Borrowing Base Certificate shall be effective from and including the date such Borrowing Base Certificate is duly received by the Agent to but not including the date on which a subsequent Borrowing Base Certificate is duly received by the Agent, unless the Agent disputes the eligibility of any asset for inclusion in the Borrowing Base or the valuation thereof by notice of such dispute to the Borrower, in which case the value of such asset shall, at the discretion of the Borrower, either not be included in the Borrowing Base or be included in the Borrowing Base with a value reasonably acceptable to the Agent.

                       (d) Each Borrowing Base Certificate shall be accompanied by backup schedules showing the derivation thereof and containing such detail and such other and further information as the Agent may reasonably request from time to time.

               4.05. General Provisions. Notwithstanding anything to the contrary in this Article IV, in no event shall any single element of value or asset be counted twice in determining the Borrowing Base.


                                  ARTICLE V

                         CONDITIONS OF EFFECTIVENESS,
                    LETTER OF CREDIT ISSUANCE AND LENDING

               5.01. Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Business Day when each of the following conditions precedent shall have been satisfied and the obligation of any Lender to make the initial Loan hereunder or the obligation of CIT or any Lender to assist the Borrower in obtaining the issuance of the initial Letter of Credit hereunder shall be subject to the satisfaction of the following conditions precedent:

               (a) Payment of Fees, Etc. The Borrower shall have paid all fees, costs, expenses and taxes then payable by the Borrower including, without limitation, those due and payable pursuant to Sections 2.08 and 10.06 hereof. The Borrower shall have paid to counsel to the Agent all fees and other client charges due to such counsel on the Closing Date.

               (b) Representations and Warranties; No Event of Default. The representations and warranties contained in Article VI of this Agreement and in each other Loan Document and certificate or other writing delivered to the Agent, the Lenders or the Letter of Credit Issuer pursuant hereto or thereto or prior to the Closing Date shall be correct on and as of the Closing Date as though made on and as of such date; and no Potential Default or Event of Default shall have occurred and be continuing on the Closing Date or would result from this Agreement becoming effective in accordance with its terms.

                       (c) Legality. The making of the initial Loans and the issuance of the initial Letter of Credit shall not contravene any law, rule or regulation applicable to CIT, the Lenders or the Letter of Credit Issuer.

                       (d) Delivery of Documents. The Agent shall have received on or before the Closing Date the following, each in form and substance satisfactory to the Agent and, unless indicated otherwise, dated the Closing Date:

                            (i) a Note payable to the order of each Lender,
               duly executed by the Borrower;

                            (ii) the Security Agreement, duly executed by the
               Borrower together with an Assignment for Security (Trademarks) duly executed by the Borrower;

                            (iii) a Subsidiary Guaranty, duly executed by
               each Subsidiary of the Borrower;

                            (iv) a Subsidiary Security Agreement, duly
               executed by each Subsidiary of the Borrower;

                            (v) evidence satisfactory to the Agent that
               appropriate financing statements duly executed by the Borrower and the Subsidiaries were duly filed in such office or offices as may be necessary or, in the opinion of the Agent, desirable to perfect the security interests purported to be created by the Security Documents and evidence that all necessary filing fees and taxes or other expenses related to such filings have been paid in full;

                            (vi) certified copies of requests for copies or
               information on Form UCC-11, listing all effective financing statements which name the Borrower or any Subsidiary as debtor, tax Liens and judgment Liens and which are filed in the offices referred to in paragraph (v) above, together with copies of such financing statements, none of which, except as otherwise agreed to in writing by the Agent, shall cover any of the Collateral;

                            (vii) a copy of the resolutions adopted by the
               Board of Directors of the Borrower and its Subsidiaries, certified as of the Closing Date by authorized officers thereof, authorizing (A) in the case of the Borrower, the borrowings hereunder and the transactions contemplated by the Loan Documents to which the Borrower or such Subsidiary is or will be a party, and (B) the execution, delivery and performance by such Person of each Loan Document and the execution and delivery of the other documents to be delivered by such Person in connection therewith;

                            (viii) a Termination Agreement with respect to
               the Existing Credit Agreement and related documents duly executed by the Borrower, and the agent and the lenders party to the Existing Credit Agreement along with terminations of all UCC financing statements, fixture filings and mortgages, if any, which name the Borrower or any of its Subsidiaries, as debtor, and as secured party, and which cover any portion of the Collateral;

                            (ix) a certificate of an authorized officer of
               the Borrower and its Subsidiaries, certifying the names and true signatures of the officers of such Person authorized to sign each Loan Document to which such Person is or will be a party and the other documents to be executed and delivered by such Person in connection therewith and in the case of the Borrower, the names and true signatures of those officers of the Borrower that are authorized to provide Notices of Borrowing and all other notices under this Agreement and the other Loan Documents, together with evidence of the incumbency of such authorized officers;

                            (x) a certificate, dated as of a date not more
               than 10 Business Days prior to the Closing Date, of the appropriate official(s) of the states of incorporation and each state of foreign qualification of the Borrower and its Subsidiaries, certifying as to the subsistence in good standing of, and the payment of taxes by, such Person in such states and listing all charter documents of such Person on file with such official(s), together with confirmation by telephone or telecopy on the Closing Date from such official(s) as to such matters;

                            (xi) a copy of the charter of the Borrower and
               its Subsidiaries certified as of a date not more than 10 days prior to the Closing Date by the appropriate official(s) of the state of incorporation of each such Person and as of the Closing Date by an authorized officer of each such Person;

                            (xii) a copy of the by-laws of the Borrower and
               its Subsidiaries, certified as of the Closing Date by an authorized officer of each such Person;

                            (xiii) an opinion of Messrs. Honigman, Miller,
               Schwartz & Cohn, counsel to the Borrower and its Subsidiaries, in form and substance satisfactory to the Agent and as to such other matters as the Agent may reasonably request;

                            (xiv) a certificate of the Designated Financial
               Officer of the Borrower, certifying as to the matters set forth in subsection (b) of this

               Section 5.01;

                            (xv) a Borrowing Base Certificate, current as of
               the close of business on the Saturday immediately preceding the Closing Date, certified by the Designated Financial Officer of the Borrower;

                            (xvi) a copy of the indenture as in effect on the
               date hereof relating to the subordinated indebtedness of the Borrower described on Schedule 8.02 hereof, certified as true and correct by the Designated Financial Officer of the Borrower;

                            (xvii) copies of each bank credit card agreement
               to which the Borrower is a party, certified as true and correct copies thereof by a Designated Financial Officer of the Borrower;

                            (xviii) a certificate of insurance evidencing
               insurance on the property of the Borrower and its Subsidiaries that constitutes Collateral as is required by Section 7.07 of this Agreement, naming the Agent as additional insured and loss payee, using a long form loss payee endorsement, for all insurance maintained by the Borrower and its Subsidiaries; and

                            (xix) such other agreements, instruments,
               approvals, opinions and other documents as the Agent may reasonably request.

                       (e) Proceedings; Receipt of Documents. All proceedings in connection with the transactions contemplated by this Agreement and the Loan Documents and all documents incidental thereto, shall be satisfactory to the Agent and its special counsel, and the Agent and such special counsel shall have received all such information and such counterpart originals or certified or other copies of such documents, in form and substance reasonably satisfactory to the Agent, as the Agent or such special counsel may reasonably request.

                       (f) Cash Management System. The cash management system of the Borrower and its Subsidiaries shall be satisfactory to the Agent. The Borrower shall have delivered to the Agent on or before thirty (30) days from the date hereof (1) a credit card depository account agreement, substantially in the form of Exhibit H hereto, duly executed by each credit card servicer of the Borrower and the Borrower, (2) a Cash Concentration Account Agreement substantially in the form of Exhibit K hereto, duly executed by each Cash Concentration Account Bank, and (3) original notice letters, substantially in the form of Exhibit I hereto, duly executed by the Borrower and acknowledged by each of the Depository Banks.

                       (g) Audit. The Agent shall have completed and shall be satisfied (in its sole discretion) with the results of an audit of the Inventory, assets and liabilities and books and records of the Borrower and the Borrower shall have paid all fees and expenses payable in connection with such audit.

                       (h) Appraisal. The Agent shall have received reports on the Inventory of the Borrower, prepared by Alco Capital Group, Inc. and The Asset Support Group, which report shall be in form and substance satisfactory to the Agent.

                       (i) Lien Priority. The Lien in favor of the Agent pursuant to the Loan Documents delivered on the Closing Date shall be a valid and perfected first priority Lien on the Collateral, which shall be subject to no other Liens except for Permitted Liens.

                       (j) Compliance. The Agent shall have received evidence reasonably satisfactory to the Agent of the Borrower's compliance with all Environmental Laws, ERISA, tax and labor matters.

                       (k) Legal Restraints/Litigation. On the Closing Date, there shall be no (1) litigation, investigation or proceeding (judicial or administrative) pending or threatened against the Borrower or its Subsidiaries, or their assets, by any agency, division or department of any county, city, state or federal government arising out of the transactions contemplated by the Loan Documents, (2) injunction, writ or restraining order restraining or prohibiting the transactions contemplated by the Loan Documents, or (3) suit, action, investigation or proceeding (judicial or administrative) pending or, to the best knowledge of the Borrower, threatened against the Borrower or its Subsidiaries, or their assets, which, in the opinion of the Agent, if adversely determined could have a Material Adverse Effect.

                       (l) Additional Availability. After giving effect to all Credit Extensions made on the Closing Date (i) the Availability shall not be less than $35,000,000 (but assuming for purposes of this paragraph 5.01(1) that the Activated Revolving Credit Commitments were $100,000,000 on the Closing Date) and (ii) all liabilities of the Borrower and its Subsidiaries shall be current in accordance with the Borrower's customary business practices. The Borrower shall deliver to the Agent a certificate of the Designated Financial Officer certifying as to the matters set forth in this paragraph 5.01(l).

               5.02. Conditions Precedent to Loans and Letters of Credit. In addition to the requirements of Section 5.01, the obligation of each Lender to make any Loan and the obligation of CIT or any Lender to assist the Borrower in obtaining the issuance of any Letter of Credit is subject to the fulfillment, in a manner satisfactory to the Agent, of each of the following conditions precedent:

                       (a) Payment of Fees, Etc. The Borrower shall have paid all fees, costs, expenses and taxes then payable by the Borrower pursuant to Sections 2.08 and 10.06 hereof.

                       (b) Representations and Warranties; No Event of Default. The following statements shall be true, and the submission by the Borrower to the Agent of a Notice of Borrowing with respect to a Loan and the Borrower's acceptance of the proceeds of such Loan, or the submission by the Borrower to the Agent of an L/C Notice with respect to a Letter of Credit and the issuance of such Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of such Loan and the date of the issuance of such Letter of Credit that,
(i) the representations and warranties contained in Article VI of this Agreement and in each other Loan Document and certificate or other writing delivered to the Agent, the Lenders and the Letter of Credit Issuer pursuant hereto on or prior to the date of such Loan or Letter of Credit are correct on and as of such date as though made on and as of such date (except for representations and warranties which relate to a specific date); and (ii) no Potential Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made on such date or the issuance of the Letter of Credit to be issued on such date.

                       (c) Legality. The making of such Loan or the issuance of such Letter of Credit shall not contravene any law, rule or regulation applicable to CIT, the Lenders or the Letter of Credit Issuer.

                       (d) Borrowing Notice. The Agent shall have received a Notice of Borrowing pursuant to Section 2.03 hereof no later than 12:00 noon (New York City time) three Business Days prior to the date of the proposed borrowing with respect to a Eurodollar Loan or on the date of a proposed borrowing of a Prime Loan or an L/C Notice and a Letter of Credit Application pursuant to Section 3.01 hereof not later than 12:00 noon (New York City time) three Business Days prior to the proposed date of issuance of a Letter of Credit.

                       (e) Delivery of Documents. The Agent shall have received such other agreements, instruments, approvals and other documents, each in form and substance satisfactory to the Agent, as the Agent may reasonably request.

                       (f) Proceedings; Receipt of Documents. All proceedings in connection with the making of such Loan or the issuance of such Letter of Credit and the other transactions contemplated by this Agreement, and all documents incidental thereto, shall be satisfactory to the Agent and its special counsel, and the Agent and such special counsel shall have received all such information and such counterpart originals or certified or other copies of such documents, in form and substance satisfactory to the Agent, as the Agent or such special counsel may reasonably request.

                       (g) Commitment. The aggregate unpaid principal amount of the Loans and the Letter of Credit Exposure shall not exceed, and after giving effect to the requested Credit Extension will not exceed, the Current Commitment.

Any oral or written request by the Borrower for any Credit Extension hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in this Section 5.02 have been satisfied as of the date of such request. Failure of the Agent to receive notice from the Borrower to the contrary before such Credit Extension is made shall constitute a further representation and warranty by the Borrower that the conditions set forth in this Section 5.02 have been satisfied as of the date of such Credit Extension.

                                  ARTICLE VI

                        REPRESENTATIONS AND WARRANTIES

               The Borrower hereby represents and warrants to the Agent and the Lenders as follows:

               6.01. Organization, Good Standing, Etc. Each of the Borrower and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and (in the case of the Borrower) to make the borrowings hereunder and to consummate the transactions contemplated hereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

               6.02. Authorization, Etc.. The execution, delivery and performance by the Borrower and its Subsidiaries of each Loan Document to which it is a party, (i) have been duly authorized by all necessary corporate action, (ii) do not and will not contravene its charter or by-laws, any other applicable law or any contractual restriction binding on or otherwise affecting it or any of its properties or result in a default under any agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which they or their respective properties may be subject, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any such Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.

               6.03. Governmental Approvals. No authorization, consent, approval, license, exemption or other action by, and no registration, qualification, designation, declaration or filing with, any Governmental Authority is or will be necessary in connection with the execution and delivery by the Borrower and its Subsidiaries of each Loan Document to which it is a party, consummation of the transactions therein contemplated, performance of or compliance with the terms and conditions thereof or to ensure the legality, validity, enforceability and admissibility in evidence thereof, except for the filings and recordings in respect of the Liens created pursuant to the Security Documents.

               6.04. Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which the Borrower is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms. Each Loan Document to which a Subsidiary of the Borrower is or will be a party, when delivered hereunder, will be a legal, valid and binding obligation of such Subsidiary, enforceable against such Subsidiary in accordance with its terms.

               6.05. Subsidiaries. Schedule 6.05 hereto is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding capital stock of each Subsidiary of the Borrower in existence on the Closing Date. All shares of such stock owned by the Borrower or one or more of its Subsidiaries, as indicated in such Schedule, are owned free and clear of all Liens. There are no options, warrants or other rights to acquire shares of capital stock of any Subsidiary of the Borrower.

               6.06. Litigation. Except as set forth on Schedule 6.06 hereto, there is no pending or, to the knowledge of the Borrower, threatened action, suit or proceeding involving the Borrower or any of its Subsidiaries before any court or other Governmental Authority or any arbitrator in existence on the Closing Date. There is no pending or, to the knowledge of the Borrower, threatened action, suit or proceeding involving the Borrower or any of its Subsidiaries before any court or other Governmental Authority or any arbitrator which may have a Material Adverse Effect.

               6.07.   Financial Condition.

                       (a) Historical Statements. The Borrower has heretofore furnished to the Lenders a balance sheet of the Borrower and its Consolidated Subsidiaries for the fiscal year ended January 25, 1997 and the related statements of operations and cash flows for the fiscal year then ended, as certified by a Designated Financial Officer and examined and reported on by Arthur Andersen LLP, independent certified public accountants. Such financial statements present fairly, in all material respects, the financial condition of the Borrower as of the end of such fiscal year and the results of its operations and the cash flows for the fiscal year then ended, all in conformity with GAAP applied on a basis consistent with that of the preceding fiscal year. Except as disclosed therein, the Borrower and its Subsidiaries do not have any material contingent liabilities (including liabilities for taxes), unusual forward or long term commitments or unrealized or anticipated losses from unfavorable commitments.

                       (b) The Borrower has heretofore furnished to the Lenders projections for the fiscal year ending January, 1998, January, 1999 and January, 2000 and such projections have been prepared in accordance with the standard set forth in the second sentence of Section 6.17 hereof.

               6.08. Compliance with Law, Etc. Each of the Borrower and its Subsidiaries is not in violation of its charter or by-laws, any law (including but not limited to violations pertaining to the conduct of its business or the use, maintenance or operation of the real and personal properties owned or possessed by it) or any material term of any agreement or instrument binding on or otherwise affecting it or any of its properties.

               6.09. ERISA. Except as disclosed on Schedule 6.09 hereto, (i) Each Plan is in substantial compliance with ERISA and the Code, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Benefit Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Plan, including Schedule B (Actuarial

Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Agent, is complete and correct and fairly presents the funding status of such Benefit Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) no Benefit Plan had an accumulated or waived funding deficiency or permitted decreases which would create a deficiency in its funding standard account within the meaning of Section 412 of the Code at any time during the previous 60 months, and (v) no Lien imposed under the Code or ERISA exists or is likely to arise on account of any Benefit Plan within the meaning of Section 412 of the Code. Neither the Borrower nor any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, and the Borrower is not aware of any facts indicating that the Borrower or any of its ERISA Affiliates may in the future incur any such withdrawal liability. Except as required by Section 4980B of the Code, neither the Borrower nor any of its ERISA Affiliates maintains a welfare plan (as defined in Section 3(1) of ERISA) which provides benefits or coverage after a participant's termination of employment. All Plans in existence on the Closing Date are set forth on Schedule 6.09 hereto.

               6.10. Taxes, Etc. All tax returns required to be filed by the Borrower and any of its Subsidiaries have been properly prepared, executed and filed. All taxes, assessments, fees and other governmental charges upon the Borrower and its Subsidiaries or upon any of their respective properties, income, sales or franchises which are shown thereon as due and payable have been paid. The reserves and provisions for taxes, if any, on the books of the Borrower are adequate for all open years and for its current fiscal period. The Borrower does not know of any proposed additional assessment or basis for any material assessment for additional taxes (whether or not reserved against). The federal income tax liabilities of the Borrower and its Subsidiaries have been finally determined by the Internal Revenue Service, or the time for audit has expired, for all fiscal periods ending on or prior to fiscal year ending January, 1993 and all such liabilities (including all deficiencies assessed following audit) have been satisfied.

               6.11. Regulations G, T,U and X.. The Borrower is not and will not be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T, U or X issued by the Board), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

               6.12. Nature of Business. Neither the Borrower nor any of its Subsidiaries is engaged in any business other than operating specialty stores and business incidental thereto.

               6.13. Adverse Agreements, Etc. Neither the Borrower nor any of its Subsidiaries is a party to any agreement or instrument, or subject to any charter or other corporate restriction or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority or regulatory body, which has a Material Adverse Effect, or, to the best knowledge of the Borrower, is reasonably likely to have a Material Adverse Effect.

               6.14. Holding Company and Investment Company Acts. Neither the Borrower nor any of its Subsidiaries is a (i) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) an "investment company" or an "affiliated person" or "promoter" of, or "principal underwriter" of or for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

               6.15. Permits, Etc. The Borrower and its Subsidiaries have all material permits, licenses, authorizations and approvals required for them lawfully to own and operate their business.

               6.16. Priority; Title. The Liens granted under the Security Documents constitute and shall at all times constitute perfected, first priority Liens on the Collateral and the Borrower is the sole and absolute owner of the Collateral with full right to pledge, sell, consign, transfer and create a security interest therein. No Person has any right of first refusal, option or other preferential right to purchase any Collateral. The Borrower will at its expense forever warrant and, at the Agent's request, defend the same from any and all claims and demands of any other Person other than the Permitted Liens. The Borrower will not grant, create or permit to exist, any Lien upon the Collateral, or any proceeds thereof, in favor or any other Person other than Permitted Liens. The Borrower and its Subsidiaries have good and marketable title or a valid leasehold interest in all of their properties and assets, free and clear of all Liens other than Permitted Liens.

               6.17. Full Disclosure. No representation or warranty made by the Borrower or its Subsidiaries under this Agreement or any other Loan Document is false or misleading in any material respect and no Loan Document or schedule or exhibit thereto and no certificate, report, statement or other document or information furnished to the Agent or the Lenders in connection herewith or therewith or with the consummation of the transactions contemplated hereby and thereby, contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained herein or therein not misleading. To the extent the Borrower furnishes any projections of the financial position and results of operations of the Borrower and its Subsidiaries for, or as at the end of, certain future periods, such projections were believed at the time furnished to be reasonable, have been or will have been prepared on a reasonable basis and in good faith by the Borrower, and have been or will be based on assumptions believed by the Borrower to be reasonable at the time made and upon the best information then reasonably available to the Borrower. There is no fact materially adversely affecting the condition or operations, financial or otherwise, or the business or prospects of the Borrower or any of its Subsidiaries which has not been set forth in a footnote included in the financial statements referred to in Section 6.07(a) hereof or a Schedule hereto.

               6.18. Operating Lease Obligations. On the Closing Date, the Borrower and its Subsidiaries do not have any Operating Lease Obligations other than (i) with respect to Material Leases, the Operating Lease Obligations set forth in Schedule 6.18 hereto and (ii) other Operating Lease Obligations not exceeding $250,000 per year in aggregate amount.

               6.19. Environmental Matters. Except as disclosed in Schedule
6.19 hereto (i) none of the operations of the Borrower or its Subsidiaries are the subject of any federal, state or local investigation to determine whether any Remedial Action is needed to address the presence or disposal of Hazardous Materials, Release or threatened Release, (ii) the Borrower and its Subsidiaries do not have any contingent liability in connection with any Release, (iii) the operations of the Borrower and its Subsidiaries are in compliance with all Environmental Laws; (iv) there has been no Release at any of the properties owned or operated by the Borrower, its Subsidiaries or any predecessor in interest or title, or at any disposal or treatment facility which received Hazardous Materials generated by the Borrower, its Subsidiaries or any predecessor in interest or title which is reasonably likely to result in Environmental Liabilities and Costs of $100,000 or more; (v) no Environmental Actions have been asserted against the Borrower, its Subsidiaries or any predecessor in interest or title nor does the Borrower or its Subsidiaries have knowledge or notice of any threatened or pending Environmental Action against the Borrower, its Subsidiaries or any predecessor in interest or title which, if adversely determined, is reasonably likely to result in Environmental Liabilities and Costs of $100,000 or more; (vi) the Borrower and its Subsidiaries have obtained all permits, approvals, authorizations and licenses required by Environmental Laws necessary for their operations, and all such permits, approvals, authorizations and licenses are in effect and the Borrower and its Subsidiaries are in compliance with all terms and conditions of such permits, approvals, authorizations and licenses, (vii) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by the Borrower, its Subsidiaries or any predecessor in interest or title which, if adversely determined, is reasonably likely to result in Environmental Liabilities and Costs of $100,000 or more.

               6.20. Schedules. All of the information which is required to be scheduled to this Agreement is set forth on the Schedules attached hereto, is correct and accurate and does not omit to state any information material thereto.

               6.21. Insurance. The Borrower and its Subsidiaries keep their properties adequately insured and maintain (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workmen's compensation insurance in the amount required by applicable law, (iii) public liability insurance in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law or by the Loan Documents. Schedule 6.21 hereto sets forth a list of all insurance maintained by the Borrower and its Subsidiaries on the Closing Date. All such insurance complies with the requirements of the Security Documents.

               6.22. Use of Proceeds. The proceeds of the Loans shall be used as provided in Section 2.09, provided however, it is expressly understood and agreed that the maximum amount of Loan proceeds hereunder which may be used by the Borrower to prepay the Comerica Mortgage Loan is limited to $6,000,000. The Letters of Credit will be used to support insurance policies and customs bonds and to purchase Inventory in the ordinary course of the Borrower's business.

               6.23. Security Documents. The Security Documents create and grant to the

Agent, for the benefit of the Lenders, a legal, valid and perfected first priority Lien on the Collateral, subject to no other Liens except for Permitted Liens.

               6.24.   Financial Accounting Practices, Etc..

                       (a) The Borrower and its Subsidiaries make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect their respective transactions and dispositions of their respective assets and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization,
(ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP except as previously disclosed to the Agent and (B) to maintain accountability for assets, and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                       (b) The Borrower and its Subsidiaries maintain a system of internal procedures and controls sufficient to provide reasonable assurance that the information required to be set forth in each Borrowing Base Certificate (including, without limitation, information relating to the identification of assets which are Inventory and the valuation thereof) is accurate.

               6.25. No Material Adverse Effect. Since January 25, 1997 there has not occurred any Material Adverse Effect or any event which could have a Material Adverse Effect.

               6.26.   Real Property; Leases.

                       (a) Schedule 6.26 hereto sets forth a complete and accurate description and list as of the Closing Date of the location, by state and street address, of all real property owned and leased by the Borrower and its Subsidiaries, together with, in the case of real property that is owned, a statement as to whether such real property is the subject of a contract of sale (and, if so, a statement as to the status of such sale).

                       (b) As of the Closing Date, the Borrower and its Subsidiaries have valid leasehold interests in the Leases described in
Schedule 6.26 hereto. None of the Leases is subject to any Lien except Liens granted to the Agent pursuant to the Security Documents and Permitted Liens. Each of the Borrower and its Subsidiaries have duly effected all recordings, filings and other actions necessary to perfect the Borrower's and its Subsidiaries' right, title and interest in and to all real property owned by them. Schedule 6.26 hereto sets forth with respect to each Material Lease, the commencement date, termination date, renewal options (if any) and annual base rents. Each such Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect. The Borrower will and will cause its Subsidiaries to, make true and complete copies of each such Lease and all documents affecting the rights or obligations of the Borrower or any of its Subsidiaries thereunder including, without limitation, all non-disturbance and recognition agreements, estoppel certificates, subordination agreements, attornment agreements and agreements regarding the term or rental of any of the Leases available for inspection by the Agent or its representatives or agents upon request by the Agent or any Lender. No consent or approval of any landlord or other third party in connection with the Leases is necessary for the Borrower or any of its Subsidiaries to enter into and execute the Loan Documents, except as set forth on Schedule 6.26 hereto. Neither the Borrower nor any of its Subsidiaries or, to the knowledge of the Borrower or any of its Subsidiaries, any other party to any Lease is in default of its obligations thereunder and neither the Borrower nor any of its Subsidiaries nor any other party to any such Lease has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Closing Date, no event has occurred which, with the giving of notice or the passage of time, or both, would constitute a default under any such Lease, except for defaults the consequence of which in the aggregate would have no Material Adverse Effect.

                       (c) All permits required to have been issued to the Borrower or its Subsidiaries with respect to the real property owned or leased by the Borrower or any of its Subsidiaries to enable such property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used (separate and apart from any other properties), have been lawfully issued and are in full force and effect, other than such permits which, if not obtained, would not have a Material Adverse Effect, and all such real property complies with all applicable legal and insurance requirements.

                       (d) Neither the Borrower nor any of its Subsidiaries has received any notice, nor has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any real property owned or leased by the Borrower or any Subsidiary.

                       (e) No portion of any real property owned or leased by the Borrower or any of its Subsidiaries has suffered any damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its condition existing prior to such casualty or which if not so repaired or restored is not reasonably likely to result in a Material Adverse Effect. Except for the Borrower's store located in Sarasota, Florida or as disclosed to the Agent in writing, no portion of any of the real property owned or leased by the Borrower or any of its Subsidiaries is located in a special flood hazard area as designated by any Governmental Authority and with respect to any of such real property which is located in such special flood hazard area, the Borrower will maintain flood insurance reasonably acceptable to the Agent.

               6.27. Location of Bank Accounts. Schedule 6.27 hereto sets forth a complete and accurate list as of the Closing Date of all deposit and other accounts, including all Cash Concentration Accounts and all Depository Accounts (in each case designated as such), maintained by the Borrower and its Subsidiaries together with a description thereof (i.e. the bank at which such deposit or other account is maintained and the account number and the purpose thereof).

               6.28. No Event of Default. No event has occurred and is continuing and no condition exists which constitutes an Event of Default or Potential Default.

               6.29. Capitalized Leases. As of the Closing Date, Capitalized Lease Obligations of the Borrower and its Subsidiaries do not exceed $1,200,000 in aggregate amount.

               6.30. Tradenames. Schedule 6.30 hereto sets forth a complete and accurate list as of the Closing Date of all tradenames used by the Borrower and its Subsidiaries.

               6.31. Solvency. After giving effect to the transactions contemplated by this Agreement and the Loan Documents and each Credit Extension, the Borrower is, individually and together with its Subsidiaries, Solvent.

               6.32. Inventory. There is no location at which the Borrower has any Inventory (except for Inventory in transit) other than (i) those locations listed on Schedule 1.01A hereto and (ii) any other locations approved in writing by the Agent pursuant to the definition of "Eligible Inventory". Schedule 1.01A hereto contains a true, correct and complete list, as of the Closing Date, of the legal names and addresses of each warehouse at which Inventory of the Borrower is stored. None of the receipts received by the Borrower from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person's assigns.

               6.33. Intellectual Property. Each of the Borrower and its Subsidiaries owns or licenses or otherwise has the right to use all material licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, franchises, authorizations and other intellectual property rights that are necessary for the operations of their businesses and, to the knowledge of the Borrower or such Subsidiary, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not have a Material Adverse Effect. To the best knowledge of the Borrower and its Subsidiaries, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any of its Subsidiaries infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Borrower and its Subsidiaries, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or proposed, which, individually or in the aggregate, could have a Material Adverse Effect.

               6.34. Material Contracts. Set forth in Schedule 6.34 hereto is a complete and accurate list as of the Closing Date of all Material Contracts of the Borrower and its Subsidiaries, showing the parties and subject matter thereof and amendments and modifications thereto. Each such Material Contract
(i) is in full force and effect and is binding upon and enforceable against the Borrower or its Subsidiaries, as the case may be, and, to the best of the

Borrower's knowledge, all other parties thereto in accordance with its terms,
(ii) has not been otherwise amended or modified in any material respect, and
(iii) there exists no default under any Material Contract by the Borrower or any of its Subsidiaries or, to the Borrower's knowledge, any other party thereto which has not been cured or waived.

               6.35.   Labor Relations; Collective Bargaining Agreements.

                       (a) Set forth on Schedule 6.35 hereto is a list (including dates of termination) of all Collective Bargaining Agreements between or applicable to the Borrower or any of its Subsidiaries and any union, labor organization or other bargaining agent in respect of the employees of Borrower or any of its Subsidiaries.

                       (b) Neither the Borrower nor any Subsidiary is engaged in any unfair labor practice that is reasonably likely to have a Material Adverse Effect. There is (i) no significant unfair labor practice complaint pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower or any of its Subsidiaries, threatened against any of them, before the National Labor Relations Board, and no significant grievance or significant arbitration proceeding arising out of or under any Collective Bargaining Agreement is now pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower or any of its Subsidiaries, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage is pending against Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower or any of its Subsidiaries, threatened against the Borrower or any of its Subsidiaries, and (iii) to the best knowledge of the Borrower or any of its Subsidiaries, no union representation question existing with respect to the employees of the Borrower or any of its Subsidiaries, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.


                                 ARTICLE VII

                            AFFIRMATIVE COVENANTS


               So long as any principal of or interest on the Loans or the Reimbursement Obligations or any other Obligations (whether or not due) shall remain unpaid or the Lenders shall have any Revolving Credit Commitment hereunder, the Borrower will, unless the Majority Lenders shall otherwise consent in writing:

               7.01.   Reporting Requirements.  Furnish to the Lenders:

                       (a) As soon as practicable and in any event within 90 days after the close of each fiscal year of the Borrower, a consolidated statement of operations and cash flows of the Borrower and its Consolidated Subsidiaries for such fiscal year and a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the close of such fiscal year, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding fiscal year, which statements and balance sheet shall be certified by Arthur Andersen LLP or other independent certified public accountants of recognized national standing selected by the Borrower and reasonably satisfactory to the Agent. The certificate or report of such accountants (the "Accountant's Opinion") shall be without a "going concern" qualification or like qualification or exception or qualification arising out of the scope of the audit with respect to such statements and balance sheet being prepared in compliance with GAAP and shall in any event contain a written statement of such accountants substantially to the effect that (i) such accountants examined such statements and balance sheet in accordance with generally accepted auditing standards and accordingly made such tests of accounting records and such other auditing procedures as such accountants considered necessary in the circumstances and (ii) in the opinion of such accountants such statements and balance sheet present fairly, in all material respects, the financial position of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the results of their operations and their cash flows for such fiscal year, in conformity with GAAP applied on a basis consistent with that of the preceding fiscal year (except for changes in application in which such accountants concur). A copy of the Accountant's Opinion shall be delivered to the Agent and each Lender and signed by such independent public accountants. Each set of statements and balance sheets delivered pursuant to this Section 7.01(a) shall be accompanied by a certificate dated the date of the delivery of such statements and balance sheet by the Designated Financial Officer stating in substance that he has reviewed this Agreement and that in making the examination necessary for this certification, he did not become aware of any Event of Default or Potential Default, or if he did become so aware, such certificate shall state the nature and period of existence thereof if determinable, in form and substance satisfactory to the Agent.

                       (b) As soon as practicable and in any event within 45 days after the close of each of the first three fiscal quarters of each of the Borrower's fiscal years, unaudited consolidated statements of operations and cash flows of the Borrower and its Consolidated Subsidiaries and a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the close of such fiscal quarter, all in reasonable detail setting forth in comparative form the corresponding figures for the corresponding fiscal quarter for the preceding fiscal year (except for the balance sheet which shall set forth in comparative form the balance sheet as of the prior year end), which statements and balance sheets shall be certified by a Designated Financial Officer of the Borrower as presenting fairly, in all material respects, the financial position of the Borrower and the Consolidated Subsidiaries as of the end of such quarter and the results of their operations and cash flows for such quarter, in conformity with GAAP applied in a manner consistent except as otherwise disclosed therein with that of the most recent audited financial statements furnished to the Lenders, subject to year-end adjustments and to the lack of full footnotes. Each set of statements and balance sheets delivered pursuant to this Section 7.01(b) shall be accompanied by a certificate of a Designated Financial Officer dated the date of the delivery of such statements and balance sheet stating that he has reviewed this Agreement and that to the best of his knowledge he did not become aware of any Event of Default or Potential Default, or if he did become so aware, such certificate shall state the nature and period of existence thereof, if determinable, in form and substance satisfactory to the Agent.

                       (c) As soon as practicable and in any event within thirty (30) days after the end of each fiscal month (including the fiscal month in which this Agreement is executed), the Borrower shall furnish to the Lenders a monthly inventory report in form and substance reasonably satisfactory to the Agent and certified by a Designated Financial Officer of the Borrower, which shall be accompanied by a reconciliation from the monthly inventory report delivered by the Borrower to the Lenders pursuant to paragraph (e) of this Section 7.01.

                       (d) As soon as practicable and in any event within five (5) Business Days after the Saturday of each week (including the week in which this Agreement is executed), a weekly sales report, a weekly inventory report, Receivables aging, Credit Card Receivable sales and collection reports (which reports shall be in form and substance satisfactory to the Agent and shall, among other things, detail the creation, collection and application of all Credit Card Receivables) and a Borrowing Base Certificate, each as of the Borrower's close of business on Saturday of the preceding week and in form and substance reasonably satisfactory to the Agent and certified by a Designated Financial Officer of the Borrower.

                       (e) As soon as possible, and in any event within 3 Business Days after the occurrence of a Potential Default or an Event of Default or a Material Adverse Effect, the written statement of the Designated Financial Officer of the Borrower, setting forth the details of such Potential Default or Event of Default, Material Adverse Effect and the action which the Borrower proposes to take with respect thereto.

                       (f) Upon the request of the Agent and to the extent the same have been furnished to Borrower, copies of all consultants' reports, investment bankers' reports, accountants' management letters, business plans and similar documents.

                       (g) Promptly upon their becoming available, a copy of
(1) all reports, financial statements or other information delivered by the Borrower to its shareholders, (2) all reports, proxy statements, financial statements and other information generally distributed by the Borrower to its creditors or the financial community in general, and (3) any audit or other reports submitted to the Borrower by independent accountants in connection with any annual, interim or special audit of the Borrower.

                       (h) (1) As soon as possible and in any event (A) within 10 days after the Borrower or any of its ERISA Affiliate knows or has reason to know that any Termination Event described in clause (i) of the definition of Termination Event with respect to any Benefit Plan has occurred, and (B) within 10 days after the Borrower or any of its ERISA Affiliates knows or has reason to know that any other Termination Event with respect to any Benefit Plan has occurred, or that the Borrower or any of its ERISA Affiliates has failed to make a required installment payment to a Benefit Plan within the meaning of Section 412(m) of the Code, a statement of the Designated Financial Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or such ERISA Affiliate



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
proposes to take with respect thereto, (2) promptly and in any event within two Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates from the PBGC, copies of each notice received by the Borrower or any of its ERISA Affiliates of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan, (3) promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan and Multiemployer Plan,
(4) promptly and in any event within five Business Days after receipt thereof by the Borrower or any of its ERISA Affiliates from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by the Borrower or any of its ERISA Affiliates concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (5) promptly and in any event within 10 days after the Borrower or any ERISA Affiliate takes action to establish an employee benefit plan as defined in Section 3(3) of ERISA, a statement of the Designated Financial Officer of the Borrower describing such employee benefit plan and a copy of such employee benefit plan.

                       (i) As soon as possible and in any event no later than January 31st of each year, a financial plan of the Borrower containing financial projections for the subsequent fiscal year of the Borrower prepared by management of the Borrower, in form and substance satisfactory to the Agent;

                       (j) Promptly after, and in any event within five (5) Business Days after, an officer of the Borrower learns of any of the following, notice thereof;

                       (k) the receipt by the Borrower or any of its Subsidiaries of notification that any real or personal property of the Borrower or such Subsidiary is subject to any Environmental Lien;

                            (i) notice of violation of any Environmental Law
which could reasonably be expected to subject the Borrower or any of its Subsidiaries to Environmental Liabilities and Costs of $100,000 or more; or

                            (ii) notice of the commencement of any judicial
or administrative proceeding or investigation alleging a violation by the Borrower or any of its Subsidiaries of any Environmental Law, which if adversely determined, could reasonably be expected to subject the Borrower or any of its Subsidiaries to Environmental Liabilities and Costs of $100,000 or more.

                       (l) Promptly after the commencement thereof but in any event not later than 5 days after service of process with respect thereto on, or the obtaining of knowledge thereof by, the Borrower or any of its Subsidiaries, notice of each action, suit or proceeding involving the Borrower or any of its Subsidiaries before any court or other Governmental Authority or other regulatory body or any arbitrator which could have a Material Adverse Effect.

                       (m) Promptly after submission to any Governmental Authority all documents and information furnished to such Governmental Authority in connection with any investigation of the Borrower or any of its Subsidiaries if such investigation could reasonably be expected to either subject the Borrower or any of its Subsidiaries to liabilities and costs of at least $100,000 or have a Material Adverse Effect.

                       (n) Promptly upon request, such other information concerning the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as the Agent or any Lender from time to time may request.

               7.02. Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders (including, without limitation, Environmental Laws and compliance in respect of their businesses, or use, maintenance or operation of real and personal properties owned or leased by them), such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (ii) paying all lawful claims which if unpaid might become a Lien or charge upon any of its properties, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves in accordance with GAAP have been set aside for the payment thereof.

               7.03. Preservation of Existence, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by them or in which the transaction of their business makes such qualification necessary.

               7.04. Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made in accordance with GAAP.

               7.05. Inspection Rights, Verification and Contracts. Permit, and cause each of its Subsidiaries to permit, the Agent or any Lender, or any agents or representatives thereof or such professionals or other Persons as the Agent may designate (i) to examine and inspect the books and records of the Borrower and its Subsidiaries and take copies and extracts therefrom at reasonable times and during normal business hours, (ii) to verify Credit Card Receivables, Inventory and other materials, leases, notes, receivables, deposit accounts and other assets and liabilities of the Borrower and its Subsidiaries from time to time, and (iii) to conduct Inventory and Credit Card Receivables appraisals and/or valuations at the distribution center and retail stores of the Borrower. The Borrower agrees to cooperate, and agrees to cause each of its subsidiaries to cooperate, with the Agent in connection with any such verification or inspection. In addition, the Borrower and its Subsidiaries shall cause to be conducted at least one physical Inventory count in the 12 month period commencing on each of (A) the Closing Date and
(B) the 12 month anniversary of the Closing Date, and shall promptly after each count becomes available provide to the Agent a copy of the written results of such physical Inventory count. The Borrower further agrees upon the Agent's request to make true and correct copies of all (1) material documents and agreements relating to Indebtedness described on Schedule 8.02 hereof, (2) Leases, (3) Material Contracts, (4) Collective Bargaining Agreements and (5) Plans to which the Borrower or any Subsidiary is a party.

               7.06. Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of their properties (including all real properties leased or owned by them) which are necessary or useful in the proper conduct of their business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all Leases to which each of them is a party as lessee or under which each of them occupies property, so as to prevent any loss or forfeiture thereof or thereunder. The provisions of this Section 7.06 are subject to any provisions in the Security Agreement which may impose additional or greater obligations on the Borrower.

               7.07. Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, with responsible and reputable insurance companies or associations insurance (including, without limitation, comprehensive general liability, hazard and business interruption insurance) with respect to their properties (including all real properties leased or owned by them) and business, in such amounts and covering such risks, as is required by any Governmental Authority or other regulatory body having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Agent (the Agent acknowledges that Borrower's current insurance is satisfactory) and with such deductible or self-insured retention as are in accordance with normal industry practice and all applicable laws, rules and regulations, provided that in no event will any such deductible or self-insured retention in respect of liability claims or in respect of casualty damage exceed, in each such case, an amount per occurrence not exceeding 5% of Borrower's consolidated tangible net worth (as computed in accordance with GAAP). All policies covering the Collateral are to be made payable to the Agent with respect to the Collateral, in case of loss, under a standard non-contributory "lender" or "secured party" clause and are to contain such other provisions as the Agent may require to fully protect the Agent's interest in the Collateral and to any payments to be made with respect to the Collateral under such policies. All original policies or true copies thereof covering Collateral are to be delivered to the Agent, premium paid, with the loss payable and additional insured endorsement in the Agent's favor, and shall provide for not less than thirty (30) days prior written notice to the Agent of the exercise of any right of cancellation. At the Borrower's request, or if the Borrower fails to maintain such insurance, the Agent may arrange for such insurance, but at the Borrower's expense and without any responsibility on the Agent's part for: obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence of an Event of Default, the Agent shall have the sole right, in the name of the Agent and the Borrower, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies. The provisions of this Section 7.07 are subject to any provisions in the Security Agreement which may impose additional or greater obligations on the Borrower.

               7.08. Environmental. Comply, and cause each of its Subsidiaries to comply in all material respects, with the requirements of all Environmental Laws and provide to the Agent all documentation in connection with such compliance that the Agent may reasonably request; and not cause or permit the Collateral or any property or facility owned, operated or occupied by the Borrower or any of its Subsidiaries to be used for any activities involving, directly or indirectly, the use, generation, treatment, storage, release or disposal of any Hazardous Materials except in compliance with applicable laws. On behalf of the Borrower and its Subsidiaries, the Borrower hereby agrees to defend, indemnify, and hold harmless the Agent, the Lenders and the Letter of Credit Issuer, their employees, agents, officers, and directors, from and against any claims, demands, penalties, fines, liabilities (including strict liability), settlements, damages, costs, or expenses (including, without limitation, attorney and consultant fees, investigation and laboratory fees, court costs, and litigation expenses) and Environmental Liabilities and Costs arising out of (i) any Release, or threatened Release on any property presently or formerly owned or occupied by the Borrower or any of its Subsidiaries (or their predecessors in interest or title) or at any disposal facility which received Hazardous Materials generated by the Borrower or any of its Subsidiaries; (ii) any violation of Environmental Laws, (iii) any Environmental Actions, (iv) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to exposure to Hazardous Materials used, handled, generated, transported or deposited by the Borrower or any of its Subsidiaries (or any predecessor in interest or title); and/or (v) the breach of any representation or warranty made by the Borrower in Section 6.19 hereof or the breach of any covenant made by any of the Borrower or its Subsidiaries in this Section 7.08. This Environmental Indemnity shall survive the repayment of the Obligations and discharge or release of any security interest granted under the Loan Documents. The provisions of this Section 7.08 are subject to any provisions in the Environmental Indemnity Agreement which may impose additional or greater obligations on the Borrower.

               7.09. Further Assurances. Do, execute, acknowledge and deliver, and cause each of its Subsidiaries to do, execute, acknowledge and deliver, at the sole cost and expense of the Borrower all such further acts, deeds, conveyances, mortgages, assignments, estoppel certificates, financing statements, notices of assignment, transfers and assurances as the Agent may require from time to time in order (a) to carry out more effectively the purposes of this Agreement or any other Loan Document, (b) to subject to valid and perfected first priority Liens all the Collateral, (c) to perfect and maintain the validity, effectiveness and priority of any of the Loan Documents and the Lien intended to be created thereby, and (d) to better assure, convey, grant, assign, transfer and confirm unto the Agent, the Lenders and the Letter of Credit Issuer the rights now or hereafter intended to be granted to the Agent, the Lenders and the Letter of Credit Issuer under this Agreement, any Loan Document or any other instrument under which the Borrower or any Subsidiary may be or may hereafter become bound to convey, mortgage or assign to the Agent, the Lenders and the Letter of Credit Issuer.


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
               7.10. Borrowing Base. Maintain all Loans and Letter of Credit Exposure in compliance with the then current Borrowing Base.

               7.11. Change in Collateral; Collateral Records. Give the Agent
(i) not less than thirty days' prior written notice of any change in the location of any Collateral, other than to locations, that as of the date hereof, are known to the Agent and at which the Agent has filed financing statements ("Permitted Locations") and has a perfected, first priority Lien thereon and (ii) prompt notice of any other change in the location of any Collateral other than Collateral which is moved to another Permitted Location. The Borrower shall also advise the Agent promptly of any other change in the location of any Collateral. The Borrower shall also advise the Agent promptly, in sufficient detail, of any material adverse change relating to the type, mix, quantity or quality of the Collateral or the security interests granted therein. The Borrower agrees to execute and deliver to the Agent for the benefit of the Agent from time to time, solely for the Agent's convenience in maintaining a record of the Collateral, such written statements and schedules as the Agent may reasonably require, designating, identifying or describing the Collateral. The Borrower's failure, however, to promptly give the Agent such statements or schedules shall not affect, diminish, modify or otherwise limit the Agent's security interest in the Collateral.

               7.12.   Financial Accounting Practices, Etc.

                       (a) Make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of the Borrower and its Subsidiaries and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization, (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, and (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                       (b) Maintain a system of internal procedures and controls sufficient to provide reasonable assurance that the information required to be set forth in each Borrowing Base Certificate (including, without limitation, information relating to the identification of assets which are Eligible Inventory and Eligible Credit Card Receivables as provided herein and the valuation thereof) is accurate in all material respects.

               7.13.   Cash Management System.

                       (a) The Borrower agrees and covenants to, and to cause each Subsidiary to, (i) cause all cash and all proceeds from accounts receivable and the sale of assets (including, without limitation, Inventory) or other proceeds of Collateral to be deposited into the Depository Accounts in the ordinary course of business of the Borrower consistent with past practice, (ii) cause all remittances on credit card sales to be transferred into a Cash

Concentration Account or a Depository Account on a daily basis, (iii) cause all funds in the Depository Accounts to be transferred into a Cash Concentration Account on a daily basis, (iv) from and after the occurrence of a Cash Management Triggering Event, cause all cash deposited in the Cash Concentration Accounts to be sent by wire transfer to the Agent Account on a daily basis, (v) from and after the occurrence of a Cash Management Triggering Event, instruct the Agent to cause all funds transferred to the Agent Account to be credited to the Borrower's Account and applied to reduce the Obligations outstanding from time to time, (vi) from and after the occurrence of a Cash Management Triggering Event, take all such actions as the Agent deems necessary or advisable to send all cash, all proceeds from Receivables and from the sale of Inventory, all remittances or other proceeds of Collateral to the Agent Account to be applied to the Obligations, (vii) within the times specified in Section 5.01(f) hereof execute and deliver to the Agent an original notice letter for each Depository Bank listed on
Schedule 6.27, substantially in the form of Exhibit I hereto which is acceptable to the Agent, which will shall have been executed by the Borrower and acknowledged by each such Depository Bank, (viii) within the times specified in Section 5.01(f) hereof deliver to the Agent a Cash Concentration Account Agreement for each Cash Concentration Account, substantially in the form of Exhibit K hereto executed by the Borrower and each Cash Concentration Account Bank, (ix) deliver to the Agent within the times specified in Section 5.01(f) hereof a credit card bank depository account agreement, substantially in the form of Exhibit H hereto and acceptable to the Agent, duly executed by the Borrower and each credit card bank, and (x) from and after the occurrence of a Cash Management Triggering Event, take such actions as the Agent deems necessary or advisable to grant to the Agent dominion and control over the funds in each Cash Concentration Account. If the Borrower is unable to obtain either an acknowledged notice letter substantially in the form of Exhibit I hereto which is acceptable to the Agent, in the case of a Depository Account or an executed Cash Concentration Account Agreement in the case of a Cash Concentration Account from any financial institution that receives remittances or other proceeds of Receivables or sales of Inventory within the times specified in Section 5.01(f) hereof, the Borrower shall promptly thereafter terminate such accounts and establish new accounts at a financial institution that will execute and deliver such notice letter or Cash Concentration Account Agreement, as the case may be.

                       (b) The Borrower shall not, nor shall it permit any Subsidiary to, open any new depository or cash concentration accounts into which amounts of a type described in paragraph (a) of this Section 7.13 are to be deposited unless substantially concurrently with the opening of any such account, it shall have delivered to the Agent an original notice letter substantially in the form of Exhibit I hereto and acceptable to the Agent executed by the Borrower or Subsidiary, as the case may be, and acknowledged by the financial institution at which such account is to be maintained in the case of an account which is to constitute a Depository Account hereunder, or a Cash Concentration Account Agreement substantially in the form of Exhibit H hereto and acceptable to the Agent duly executed by the Borrower or such Subsidiary, as the case may be, and the financial institution at which such account is to be maintained.

                       (c) The Borrower shall promptly, and in any event not later than five

(5) days after the establishment of any new credit card depositary relationship, notify the Agent in writing of the creation of such new relationship and shall use its best efforts (but not requiring any payment to be made by the Borrower) to deliver to the Agent a credit card bank depository account agreement, substantially in the form of Exhibit H hereto, duly executed by the Borrower and such new credit card servicer.

                       (d) Upon receipt by the Borrower of collections of cash and any proceeds of the sale of Inventory, the Borrower shall immediately deposit all such payments into the Cash Concentration Account or any Depository Account. The Borrower shall cause all funds in the Depository Accounts and all remittances or other proceeds of credit card sales to be promptly transferred from the financial institution that receives such remittances or other proceeds or from the Depository Accounts to the Cash Concentration Account.

                       (e) Notwithstanding anything herein to the contrary Borrower agrees to maintain a Cash Management System which continues to be acceptable to the Agent in all respects in its sole discretion.

               7.14. Leases. If requested by the Agent or upon direction to do so by the Required Banks, provide the Agent with a copy of each Lease to which the Borrower or any of its Subsidiaries is a party, whether as lessor or lessee. The Borrower shall, and shall cause each of its Subsidiaries to,
(i) comply in all material aspects with all of their respective obligations under Leases; (ii) not modify, amend, extend or otherwise change any of the terms, covenants or conditions of any such Leases if such modification, amendment, extension or other change could have a Material Adverse Effect;
(iii) not assign, sublease, terminate or cancel any Lease not encumbered by a leasehold Mortgage if such assignment, sublease, termination or cancellation could have a Material Adverse Effect; (iv) provide the Agent with a copy of each notice of default under any Lease received by the Borrower or such Subsidiary immediately upon receipt thereof and deliver to the Agent a copy of each notice of default sent by the Borrower or such Subsidiary under any Lease simultaneously with its delivery of such notice under such Lease; (v) notify the Agent, not later than 60 days prior to the last date on which the Borrower or any of its Subsidiaries may exercise any renewal or extension option granted to the Borrower or such Subsidiary under any Lease, that the Borrower or such Subsidiary has exercised its right to renew or extend such Lease or not to renew or extend any such Lease, and, if the Borrower or such Subsidiary intends to renew such Lease, the terms and conditions of such renewal and (vi) notify the Agent at least 14 days prior to the date the Borrower or such Subsidiary becomes liable under any new Lease.

               7.15. Additional Subsidiaries. If a Person shall become a Subsidiary of the Borrower, the Borrower shall (i) notify the Agent promptly after such Person becomes a Subsidiary of the Borrower, (ii) promptly, and in any event within ten (10) Business Days of such Person becoming a Subsidiary, cause such Subsidiary to execute and deliver a Subsidiary Guaranty and a Subsidiary Security Agreement (together which such financing statements or other instruments or documents which the Agent deems necessary or advisable to perfect the liens and security interests provided for thereby) in respect of the Obligations and to deliver proof of corporate action, incumbency of officers, opinions of counsel and other documents as the Agent may reasonably request, and (iii) promptly, and in any event within ten (10) Business Days of such Person becoming a Subsidiary, cause such Subsidiary to make such representations and warranties to the Lenders and undertake such obligations as the Agent may reasonably request. Except as permitted by the Loan Documents, the Borrower shall not sell, transfer or otherwise dispose of any shares of stock in any of its Subsidiaries, nor permit any of its Subsidiaries to issue any shares of stock of any class whatsoever to any Person (other than to the Borrower).

               7.16 Cardholder Agreement Changes. The Borrower will give the Agent thirty (30) days notice of any amendment, modification or other change to the Cardholder Agreement. The Agent reserves the right to conduct a Credit Card Receivables appraisal and reduce the advance rate against the Outstanding Balance of Net Credit Card Receivables, which in its sole discretion it deems appropriate as a result of any such amendment, modification or other change.


                                 ARTICLE VIII

                              NEGATIVE COVENANTS


               So long as any principal of or interest on the Loans or the Reimbursement Obligations or any Obligations (whether or not due) shall remain unpaid or any Lender shall have any Revolving Credit Commitment hereunder, the Borrower will not, without the prior written consent of the Majority Lenders:

               8.01. Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of their properties, rights or other assets, whether now owned or hereafter acquired, or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any right to receive income, other than the following ("Permitted Liens"):

                       (a)    Liens created pursuant to the Loan Documents;

                       (b) Liens existing on the date hereof, as set forth in
Schedule 8.01 hereto, and the renewal or replacement of such Liens, provided that any such renewal or replacement Lien shall be limited to the property or assets covered by the Lien renewed or replaced and the Indebtedness secured by any such renewal or replacement Lien shall be in an amount not greater than the amount of Indebtedness secured by the Lien renewed or replaced;

                       (c) Liens for taxes, assessments or governmental charges or levies to the extent that the payment thereof shall not be required by Section 7.02 hereof;

                       (d) Liens created by operation of law other than Environmental Liens, such as materialmen's liens, mechanics' liens and other similar liens, arising in the ordinary course of business which secure amounts not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

                       (e) deposits, pledges or Liens (other than Liens arising under ERISA or the Code) securing (1) obligations incurred in respect of workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, (2) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations, or (3) obligations on surety or appeal bonds, but only to the extent such deposits, pledges or Liens are incurred or otherwise arise in the ordinary course of business and secure obligations which are not past due;

                       (f) restrictions on the use of real property and minor irregularities in the title thereto which do not (1) secure obligations for the payment of money or (2) materially impair the value of such property or its use by the Borrower or any of its Subsidiaries in the normal conduct of such Person's business;

                       (g) Liens on or security interests in equipment or real property securing Indebtedness permitted under Section 8.02 (b) or (c) hereof.

               8.02. Indebtedness. Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any Indebtedness, other than:

                       (a) Indebtedness created hereunder or under the Notes or any Letter of Credit;

                       (b) Indebtedness existing on the date hereof, as set forth in Schedule 8.02 hereto, and any extension of maturity, refinancing or other modification of the terms thereof, provided, however, that such extension, refinancing or modification (A) is pursuant to terms that are not less favorable to the Borrower and its Subsidiaries than the terms of the Indebtedness being extended, refinanced or modified, (B) after giving effect to the extension, refinancing or modification of such Indebtedness, the amount of such Indebtedness outstanding is not greater than the amount of such Indebtedness outstanding immediately prior to such extension, refinancing or modification and (C) is pursuant to documentation on such terms acceptable to the Agent;

                       (c) Indebtedness in addition to that otherwise permitted hereunder in an amount not exceeding the sum of (i) $10,000,000 plus (ii) the amount of principal payments made by the Borrower on the Indebtedness permitted under Section 8.02(b) hereof pursuant to documentation on such terms acceptable to the Agent; and

                       (d)    Guaranties permitted under Section 8.03 hereof.

               8.03. Guarantees, Etc. Become liable, or permit any of its Subsidiaries to become liable, under any Guarantee in connection with any Indebtedness of any other Person, other than:


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
                       (a) guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

                       (b) guaranties existing on the date hereof, as set forth in Schedule 8.03 hereto, but not any renewal or other modification thereof; and

                       (c) guaranties of any Indebtedness permitted under
Section 8.02 hereof.

               8.04.   Merger, Consolidation, Sale of Assets, Etc.

                       (a) Merge or consolidate with any Person, or permit any of its Subsidiaries to merge or consolidate with any Person; provided, however, that any Subsidiary of the Borrower may be merged into the Borrower or another such Subsidiary, or may consolidate with another such Subsidiary, so long as (i) in the case of a merger into the Borrower, the Borrower is the surviving entity, (ii) both before and after giving effect to such merger or consolidation, no Potential Default or Event of Default shall have occurred, and (iii) the Borrower gives the Agent at least 30 days' prior written notice of such merger or consolidation.

                       (b) Sell, assign, lease or otherwise transfer or dispose of, or permit any of its Subsidiaries to sell, assign, lease or otherwise transfer or dispose of, whether in one transaction or in a series of related transactions, any of its properties, rights or other assets whether now owned or hereafter acquired to any Person, provided that (i) the Borrower may sell Inventory in the ordinary course of business, (ii) the Borrower and its Subsidiaries may dispose of obsolete or worn-out property in the ordinary course of business and may dispose of nonoperating assets having an aggregate value not exceeding $500,000, (iii) the Borrower may sell or discount without recourse its accounts receivable only in connection with the compromise thereof or the assignment of past due accounts receivable for collection, (iv) the Borrower may sell Inventory and other assets for fair market value in connection with the closings of its stores located in Kalamazoo, Dearborn and Jackson, Michigan (the "Michigan Store Closings") and in connection with other store closings, provided that the net decrease in retail stores of the Borrower after giving effect to all stores opened and all stores closed (other than the Michigan Store Closings) by the Borrower after the Closing Date shall not exceed five (5) retail stores, and (v) the Borrower may sell or otherwise dispose of assets, other than Inventory and other than sales or dispositions of assets in connection with store closings, for fair market value, provided that the Net Proceeds of all such sales, transfers and other dispositions permitted by this Section 8.04(b)(v) are no more than $1,000,000 during any fiscal year of the Borrower and proceeds of such asset sales are paid to the Agent pursuant to the terms of Section 2.04(b)(i) hereof. It is expressly understood and agreed that nothing contained in this Section 8.04 shall be construed to permit the sale or other transfer of any assets of the Borrower to any of its Subsidiaries.

               8.05. Change in Nature of Business. Make, or permit any of its Subsidiaries


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
to make, any change in the nature of its business as carried on at the date hereof.

               8.06. Loans, Advances and Investments, Etc. Make, or permit any of its Subsidiaries to make, any loan or advance to any Person or make any investment in or purchase or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any capital stock, properties, assets (except for purchases of assets used or sold in the ordinary course of business) or obligations of, or any interest in, any Person, except:

                       (a) Permitted Investments;

                       (b) the existing investments of the Borrower in its Subsidiaries existing as of the date hereof and intercompany transactions between the Borrower and its Subsidiaries solely in connection with (i) the satisfaction of rental obligations owing by the Borrower to such Subsidiaries under Leases permitted hereunder; and (ii) other transactions in the ordinary course of business.

                       (c) investments existing on the date hereof, as set forth in Schedule 8.06 hereto;

                       (d) receivables owing to the Borrower or any of its Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or its applicable Subsidiary, as the case may be; and

                       (e) loans and advances to employees in the ordinary course of business in an aggregate principal amount not to exceed $250,000 at any time outstanding; and

                       (f) guaranties permitted by Section 8.03 hereof; and

                       (g) purchases of debentures permitted by Section 8.09 hereof.

               8.07. Lease Obligations. Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee (i) for the payment of rent for any real or personal property in connection with any sale and leaseback transaction, or (ii) for Operating Lease Obligations other than Operating Lease Obligations which would not cause the aggregate amount of all Operating Lease Obligations in respect of leases entered into after the date hereof owing by the Borrower and its Subsidiaries in any fiscal year to exceed $8,000,000 for the fiscal year ending January, 1998, $10,000,000 for the fiscal year ending January, 1999 and $12,000,000 for each fiscal year thereafter.

               8.08. Capital Expenditures. Make or be committed to make, or permit any of its Subsidiaries to make or be committed to make, any expenditure (by purchase or capitalized lease) for fixed or capital assets other than expenditures (including obligations under Capitalized Leases) which would not cause the aggregate amount of all such expenditures to exceed during any fiscal year the Maximum Permitted Amount. For purposes of this Section

8.08, the term "Maximum Permitted Amount" shall mean (i) $10,000,000 if Availability of at least $30,000,000 (computed assuming the Activated Revolving Credit Commitments are $100,000,000) exists at all times during such fiscal year and for sixty (60) days after such fiscal year ends after giving effect thereto, (ii) $7,500,000 if Availability of at least $20,000,000 (computed as provided above) exists at all times during such fiscal year and for sixty (60) days after such fiscal year ends after giving effect to such expenditure and (iii) $5,000,000 at all other times, provided in each case no Event of Default or Potential Default shall have occurred and be continuing.

               8.09. Dividends, Prepayments, Etc. Declare or pay any dividends, purchase or otherwise acquire for value any of its capital stock now or hereafter outstanding, return any capital to its stockholders as such, or make any other payment or distribution of assets to its stockholders as such, or permit any of its Subsidiaries to do any of the foregoing or to purchase or otherwise acquire for value any stock of the Borrower or make any payment or prepayment of principal of, premium, if any, or interest on, or redeem, defease or otherwise retire, any other Indebtedness of the Borrower before its scheduled due date other than required prepayments of any Indebtedness, and sinking fund payments (or purchases of debentures to satisfy such payments) under the Article Thirteen of the Indenture referred to in Section 5.01(d)(xvi) hereof; provided however, that the Company may (a) declare and pay dividends in an aggregate amount not exceeding the lesser of
(i) 50% of net income (computed in accordance with GAAP) for the immediately preceding fiscal year or (ii) $.50/outstanding share] so long as (a) no Event of Default or Potential Default shall have occurred and be continuing or would occur as a result thereof and (b) Availability shall all times during the twelve (12) months prior to such declaration and for sixty (60) days after such declaration and after giving effect thereto be at least $20,000,000 (computed assuming the amount of the Activated Revolving Credit Commitments is $100,000,000).

               8.10. Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose which violates or is inconsistent with the provisions of Regulations G, T, U or X of the Board of Governors of the Federal Reserve System.

               8.11. Transactions with Affiliates. Enter into or be a party to, or permit any of its Subsidiaries to enter into or be a party to, any transaction with any Affiliate of the Borrower except as otherwise provided herein or in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business for fair consideration and on terms no less favorable to the Borrower or such Subsidiary as are available from unaffiliated third parties.

               8.12. Markup and Markdown Policies. Engage in policies or procedures with respect to markups or markdowns of Inventory which policies and procedures, including the timing, amount and implementation of such markups and markdowns, are inconsistent in any material respect with the past practices of the Borrower absent the prior written consent of the Agent.

               8.13. Environmental. Permit the use, handling, generation, storage, treatment,


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
Release or disposal of any Hazardous Material at property owned or leased by the Borrower or such Subsidiary except in compliance with Environmental Laws and so long as such use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials would not result in Environmental Liabilities and Costs in excess of $100,000.

               8.14.   ERISA.

                       (a) Engage in any prohibited transaction described in
Section 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the Department of Labor;

                       (b) permit, or permit any ERISA Affiliate to permit, any enforceable Lien from arising under Section 412(n) of the Code;

                       (c) amend or permit any ERISA Affiliate to amend or convert any Benefit Plan in a manner that would require security under
Section 307 of ERISA. The Borrower further agrees to give the Lenders prior notice of any material amendment or any conversion of any Benefit Plan together with such information as any Lender may request in connection therewith, and, without the prior written consent of the Agent, which consent will not be unreasonably withheld, amend or convert any Benefit Plan in a manner that would have a Material Adverse Affect on the assets or the balance sheet or profitability of the Borrower.

                       (d) request or permit any ERISA Affiliate to request a waiver of the minimum funding requirements under Section 412 of the Code in respect of any Benefit Plan.

               8.15 Consigned Inventory. Inventory held on consignment at any time shall be no more than $4,000,000 at FIFO cost.

                                  ARTICLE IX

                                   DEFAULTS


               9.01. Events of Default. An Event of Default shall mean the occurrence or existence of one or more of the following events or conditions (whatever the reason for such Event of Default and whether voluntary, involuntary or effected by operation of law):

                       (a) The Borrower shall fail to make any payment of principal under this Agreement on any Loan or any Reimbursement Obligation when due; or the Borrower shall fail to pay when due any other amount payable under this Agreement or any other Loan Document (including but not limited to the making of deposits in the Depository Accounts, the Cash Concentration Account or the Letter of Credit Cash Collateral Account), including any interest or fee due hereunder or under the Fee Letter or any other Loan Document; or

                       (b) Any representation or warranty made by the Borrower under this

Agreement or any other Loan Document or any statement made by the Borrower in any financial statement, certificate, report or document furnished to the Agent or the Lenders pursuant to or in connection with this Agreement or any other Loan Document, shall prove to have been false or misleading in any material respect as of the time when made (including by omission of material information necessary to make such representation, warranty or statement, in light of the circumstances under which it was made, not misleading); or

                       (c) The Borrower shall default in the performance or observance of any covenant contained in Article VII or Article VIII hereof or
Section 5 of the Security Agreement or Sections 2(b) and/or 2(c) of the Environmental Indemnity Agreement or Section 6 of the Pledge Agreement; or

                       (d) The Borrower shall default in the performance or observance of any other covenant, agreement or duty under this Agreement or any other Loan Document (to the extent not otherwise set forth in this Section 9.01) and such default shall have continued unremedied for a period of ten (10) days; or

                       (e) The Borrower or any Subsidiary shall have entered into any consent or settlement decree or agreement or similar arrangement with a Governmental Authority or any judgment, order, decree or similar action shall have been entered against any such Person based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release of any Hazardous Material and, in connection with any of the foregoing, any such Person shall incur Environmental Liabilities and Costs which are unstayed, due and owing in an amount in excess of $100,000; or

                       (f) The Borrower or any Subsidiary shall fail to pay any principal or interest on any of its Indebtedness (excluding Indebtedness evidenced by the Notes) in excess of $1,000,000, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness in excess of $1,000,000; or any such Indebtedness in excess of such amount shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

                       (g) The Borrower or any Subsidiary (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for the Borrower or any Subsidiary or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (g); or

                       (h) Any proceeding shall be instituted against the Borrower or any Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for the Borrower or any Subsidiary or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur; or

                       (i) Any material provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by the Borrower or any Guarantor, or a proceeding shall be commenced by the Borrower, or by any Governmental Authority or other regulatory body having jurisdiction over the Borrower, seeking to establish the invalidity or unenforceability thereof, or the Borrower or any Guarantor shall deny in writing that the Borrower or such Guarantor has any liability or obligation purported to be created under any Loan Document; or

                       (j) The Security Agreement, the Pledge Agreement, or any other Security Document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in any Collateral purported to be covered thereby; or

                       (k) One or more judgments or orders (other than a judgment described in subsections (g) or (h) of this Section 9.01) for the payment of money exceeding any applicable insurance or bond coverage by more than $500,000 in the aggregate shall be rendered against the Borrower or any Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order, or (ii) there shall be any period of 20 consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                       (l) The Borrower or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, the Borrower or such ERISA Affiliate incurs a withdrawal liability in an annual amount exceeding $100,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof, the Borrower's or such ERISA Affiliate's annual contribution requirement with respect to such Multiemployer Plan increases in an annual amount exceeding $100,000; or

                       (m) Any Termination Event with respect to any Benefit Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Benefit Plan's vested benefits exceeds the then current value of assets allocable to such benefits in such Benefit Plan by more than $100,000 (or in the case of a Termination Event involving liability under Section 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA, the liability is in excess of such amount).

               9.02. Consequences of an Event of Default. If an Event of Default shall occur and be continuing or shall exist the Agent may, and upon the direction of the Majority Lenders shall by notice to the Borrower,

                       (a) declare the Revolving Credit Commitment of each Lender and the Current Commitment terminated, whereupon the Revolving Credit Commitment of each Lender and the Current Commitment will terminate immediately without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue; and/or

                       (b) declare the unpaid principal amount of the Notes, interest accrued thereon, the total amount of the Letter of Credit Exposure that is not cash collateralized in accordance with this Agreement, any fees due hereunder and all other amounts owing by the Borrower hereunder or under the Notes to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue; and/or

                       (c) give notice to the Borrower of the occurrence and continuance of an Event of Default; and/or

                       (d) at any time when there are no Loans outstanding, maintain cash collateral (to the extent the Borrower has or receives cash) equal to 105% of all outstanding Letters of Credit; and/or

                       (e) apply all funds deposited in the Letter of Credit Cash Collateral Account to the payment, in whole or in part, of the Obligations; and/or

                       (f) set-off amounts in the Letter of Credit Cash Collateral Account or any other account under the dominion and control of the Agent and apply such amounts to the Obligations of the Borrower hereunder and under the Loan Documents;

provided, however, that upon the occurrence of any Event of Default described in subsections (g) or (h) of Section 9.01, the Loans and all Reimbursement Obligations, all interest thereon and all other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Borrower.

               9.03. Deposit for Letters of Credit. Upon demand by the Agent after the occurrence of any Event of Default, the Borrower shall deposit with the Agent for the benefit of CIT, the Lenders and the Letter of Credit Issuer with respect to each Letter of Credit then outstanding cash in an amount equal to the greatest amount for which such Letter of Credit may be drawn. Such deposits shall be held by the Agent for the benefit of CIT, the Lenders and the Letter of Credit Issuer in the Letter of Credit Cash Collateral Account as security for, and to provide for the payment of, the Letter of Credit Exposure.

               9.04. Certain Remedies. If an Event of Default occurs, each of the Agent and the Lenders may exercise all rights and remedies which it may have hereunder or under any other Loan Document or at law or in equity or otherwise. All such remedies shall be cumulative and not exclusive.


                                  ARTICLE X

                                MISCELLANEOUS


               10.01. Holidays. Except as otherwise provided herein, whenever any payment or action to be made or taken hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

               10.02. Records. The unpaid principal amount of the Notes, the unpaid interest accrued thereon, the interest rate or rates applicable to such unpaid principal amount, the duration of such applicability, the Current Commitment, the Stated Amount of each Letter of Credit, the principal amount of all Reimbursement Obligations, the Letter of Credit Exposure, and the accrued and unpaid Agent's fees, Unused Line Fee and Letter of Credit Fees shall at all times be ascertained from the records of the Agent, which shall be conclusive and binding absent manifest error.

               10.03. Amendments and Waivers. (a) No amendment or modification of any provision of this Agreement or of any of the Notes or of any other Loan Document shall be effective without the written agreement of the Majority Lenders and the Borrower and no termination or waiver of any provision of this Agreement or of any of the Notes, or consent to any departure by the Borrower therefrom, shall in any event be effective without the written concurrence of Majority Lenders, which Majority Lenders shall have the right to grant or withhold at their sole discretion; except that any amendment, modification, or waiver (i) of any provision of Article II or III which amendment, modification or waiver increases the Revolving Credit Commitment of any Lender, reduces the principal of, or interest on, the Loans or the Reimbursement Obligations payable to any Lender, reduces the amount of any fee payable for the account of any Lender, or postpones or extends any date fixed for any payment of principal of, or interest or fees on, the Loans or Letter of Credit Exposure payable to any Lender, (ii) that increases the aggregate amount of the Revolving Credit Commitments of the Lenders,

(iii) of the definitions of "Termination Date", "Majority Lenders" or "Pro Rata Shares", (iv) of the definition of "Borrowing Base" (or any defined term which is a component thereof) if the effect of such amendment, modification or waiver is to increase the Borrowing Base Availability of the Borrower, (v) of any provision of this Agreement or any Loan Document that would release all or a substantial portion of Collateral or the Guarantors (other than inactive Guarantors) (except as set forth in Section 11.08 hereof or except as otherwise permitted in a Loan Document) or (vi) of the provisions contained in this Section 10.03, shall be effective only if evidenced by a writing signed by or on behalf of (A) any Lender affected thereby in the case of the amendments, modifications or waivers described in clause (i) above or
(B) all Lenders in the case of the amendments, modifications or waivers described in clauses (ii) through (vi) above. No amendment, modification, termination, or waiver of any provision of Article XI or any other provision referring to the Agent shall be effective without the written concurrence of the Agent. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, waiver or consent effected in accordance with this Section
10.03 shall be binding on each Lender, each future Lender, and, if signed by the Borrower, on the Borrower.

                       (b) Notwithstanding anything to the contrary contained in subsection 10.03(a), in the event that the Borrower requests that this Agreement or any other Loan Document be amended or otherwise modified in a manner which would require the unanimous consent of all of the Lenders and such amendment or other modification is agreed to by the Majority Lenders, then, with the consent of the Borrower and the Majority Lenders, the Borrower and the Majority Lenders may amend this Agreement without the consent of the Lender or Lenders which did not agree to such amendment or other modification (collectively the "Minority Lenders") to provide for (i) the termination of the Revolving Credit Commitment of each of the Minority Lenders, (ii) the addition to this Agreement of one or more other Lenders, or an increase in the Revolving Credit Commitment of one or more of the Majority Lenders, so that the Revolving Credit Commitments after giving effect to such amendment shall be in the same aggregate amount as the Revolving Credit Commitments immediately before giving effect to such amendment, (iii) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new Lenders or Majority Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans of the Minority Lenders immediately before giving effect to such amendment and (iv) the payment of all interest, fees and other Obligations payable or accrued in favor of the Minority Lenders and such other modifications to this Agreement as the Borrower and the Majority Lenders may determine to be appropriate.

               10.04. No Implied Waiver; Cumulative Remedies. No course of dealing and no delay or failure of the Lenders or the Agent in exercising any right, power or privilege under this Agreement, the Notes or any other Loan Document shall affect any other or future exercise thereof or exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the Lenders or the Agent under this Agreement, the Notes and the other Loan Documents are cumulative and not exclusive of any rights or remedies which the Lenders or the Agent have thereunder or at law or in equity or otherwise. The Lenders or the Agent may exercise their rights and remedies against the Borrower and the Collateral as the Lenders and the Agent may elect, and regardless of the existence or adequacy of any other right or remedy.


               10.05. Notices.

                       (a) All notices, requests, demands, directions and other communications (collectively "Notices") under the provisions of this Agreement or the Notes shall be in writing and shall be mailed (by certified mail, postage prepaid and return receipt requested), telecopied, or delivered and shall be effective (i) if mailed, three days after being deposited in the mails, (ii) if telecopied, when sent, confirmation received and (iii) if delivered, upon delivery. All notices shall be sent to the applicable party at the address stated on the signature page hereof together with, in the case of a letter of credit request and Letter of Credit Application sent pursuant to Section 3.01(a), a copy to the Agent at the address for the Agent provided on the signature page hereof, or in accordance with the last unrevoked written direction from such party to the other parties hereto.

                       (b) The Lenders and the Agent may rely, and shall be fully protected in relying, on any notice purportedly made by or on behalf of the Borrower and the Lenders and the Agent shall have no duty to verify the identity or authority of any Person giving such notice. The preceding sentence shall apply to all notices whether or not made in a manner authorized or required by this Agreement or any other Loan Document.

               10.06. Expenses; Taxes; Attorneys' Fees; Indemnification. The Borrower agrees to pay or cause to be paid, on demand, and to save the Agent (and, in the case of clauses (c) through (m) below, the Lenders) harmless against liability for the payment of, all reasonable out-of-pocket expenses, regardless of whether the transactions contemplated hereby are consummated, including but not limited to reasonable fees and expenses of counsel for the Agent (and, in the case of clauses (c) through (m) below, the Lenders), accounting, due diligence, periodic field audits, appraisals (limited in the case of appraisals to $50,000 per year provided no Event of Default or Potential Default shall have occurred and be continuing), lien, judgment and title searches, filing fees, investigations, monitoring of assets, syndication, miscellaneous disbursements, examination, travel, lodging and meals, incurred by the Agent (and, in the case of clauses (c) through (m) below, the Lenders) from time to time arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents, (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of any of the Agent's and the Lenders' rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against the Agent or the Lenders by any Person that arises from or relates to this Agreement, any other Loan Document, the Agent's or the Lenders' claims against the Borrower, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by the Agent or the Lenders, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from the Borrower, (j) the receipt of any advice with respect to any of the foregoing, provided that this clause (j) shall apply to all Lenders only with respect to the matters described in clauses (c) through (i) and clauses (k) through (m) of this Section 10.06, (k) all Environmental Liabilities and Costs arising from or in connection with the past, present or future operations of the Borrower or any of its Subsidiaries involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (l) any costs or liabilities incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any facility of the Borrower or any of its Subsidiaries, or (m) any costs or liabilities incurred in connection with any Environmental Lien. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrower agrees to pay all stamp, document, transfer, recording or filing taxes or fees (including, without limitation, recording taxes) and similar impositions now or hereafter determined by the Agent or any of the Lenders to be payable in connection with this Agreement or any other Loan Document, and the Borrower agrees to save the Agent and the Lenders harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, and
(y) if the Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document, the Agent may itself perform or cause performance of such covenant or agreement, and the expenses of the Agent incurred in connection therewith shall be reimbursed on demand by the Borrower. The Borrower agrees to indemnify and defend the Agent and the Lenders and their directors, officers, agents, employees and affiliates (collectively, the "Indemnified Parties") from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, costs or expenses of any nature whatsoever (including reasonable attorneys' fees and amounts paid in settlement) incurred by, imposed upon or asserted against any of them arising out of or by reason of any investigation, litigation or other proceeding or claim brought or threatened relating to, or otherwise arising out of or relating to, the execution of this Agreement or any other Loan Document, the transactions contemplated hereby or thereby or any Loan or proposed Loan or Letter of Credit or proposed Letter of Credit hereunder (including, but without limitation, any use made or proposed to be made by the Borrower of the proceeds of any thereof, or the delivery or use or transfer of or the payment or failure to pay under any Loan or Letter of Credit) but excluding any such losses, liabilities, claims, damages, costs or expenses to the extent finally judicially determined to have resulted from the gross negligence or willful misconduct of the Indemnified Party.

               10.07. Application. Except to the extent, if any, expressly set forth in this Agreement or in the Loan Documents, the Agent and the Lenders shall have the right to apply any payment received or applied by it in connection with the Obligations to such of the Obligations then due and payable as it may elect.

               10.08. Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

               10.09. Governing Law. This Agreement and the Notes shall be deemed to be contracts under the laws of the State of Illinois, without regard to choice of law principles, and for all purposes shall be governed by and construed and enforced in accordance with the laws of said State.

               10.10. Prior Understandings. This Agreement supersedes all prior understandings and agreements, whether written or oral, among the parties hereto relating to the transactions provided for herein other than the Fee Letter.

               10.11. Duration; Survival. All representations and warranties of the Borrower contained herein or made in connection herewith shall survive the making of the Loans and the issuance of any Letter of Credit and shall not be waived by the execution and delivery of this Agreement, the Notes or any other Loan Document, any investigation by or knowledge of the Agent or the Lenders, the making of any Loan or the issuance of any Letter of Credit hereunder, or any other event whatsoever. All covenants and agreements of the Borrower contained herein shall continue in full force and effect from and after the date hereof so long as the Borrower may borrow hereunder and until the Obligations have been paid in full and no Letters of Credit remain outstanding. Without limitation, it is understood that all obligations of the Borrower to make payments to or indemnify the Agent and the Lenders (including, without limitation, obligations arising under Section 10.06 hereof) shall survive the payment in full of the Notes and all Reimbursement Obligations and of all other obligations of the Borrower thereunder and hereunder, termination of this Agreement and all other events whatsoever and whether or not any Loans are made or Letters of Credit issued hereunder.

               10.12. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

               10.13. Assignments; Participations. (a) Each Lender may with the written consent of the Agent, which consent shall not be unreasonably withheld, assign to one or more commercial banks or other financial institutions a portion of its rights and obligations under this Agreement (including, without limitation, a portion of its Revolving Credit Commitment, the Loans owing to it and its rights and obligations as a Lender with respect to Letters of Credit) and the other Loan Documents; provided, however, that
(i) each such assignment shall
be in a principal amount of not less than $5,000,000 and in multiples of $1,000,000 in excess thereof (or the remainder of such Lender's Revolving Credit Commitment), (ii) no such assignment shall be made, other than by CIT, prior to the Syndication Date, and (iii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register (as hereinafter defined), an Assignment and Acceptance. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and to the other Loan Documents and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letters of Credit) of a Lender hereunder and thereunder and (B) the Assigned Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

                       (b) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any of its Subsidiaries or the performance or observance by the Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto;
(iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Assigning Lender or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.


                       (c) The Agent shall maintain at its address referred to on the signature page hereto, a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitment of, and principal amount of the Loans owing to and the participation interest in the Letters of Credit, of each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

                       (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, an assignee and the Borrower, together with the Note subject to such Assignment, the Agent shall, if the Agent consents to such assignment and if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit G hereto, (i) accept such Assignment and Acceptance, (ii) give prompt notice thereof to the Borrower and (iii) record the information contained therein in the Register. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent in exchange for the surrendered Note a new Note to the order of such assignee Lender in an aggregate principal amount equal to the Revolving Credit Commitment assumed by it pursuant to such Assignment and Acceptance, and if the assigning Lender has retained any Revolving Credit Commitment hereunder, a new Note to the order of the assigning Lender in an aggregate principal amount equal to the Revolving Credit Commitment retained by it hereunder, in each case prepared by the Agent. Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note, shall be dated the date of the Agent's acceptance of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

                       (e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Revolving Credit Commitment and the Loans owing to it and its participation in Letters of Credit); provided, that (i) such Lender's obligations under this Agreement (including, without limitation, its Revolving Credit Commitment hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents; and
(iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans or Reimbursement Obligations, or (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Guarantor (other than inactive Guarantors) (except as set forth in Section
11.08 of this Agreement or any Loan Document).

                       (f) Notwithstanding the foregoing provisions of this
Section 10.13, each Lender may at any time sell, assign, transfer, or negotiate all or any part of its rights and obligations under this Agreement and the Loan Documents to any Affiliate of such Lender.

               10.14. Successors and Assigns. This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns except that the Borrower may not assign or transfer any of its rights hereunder or thereunder without the prior written consent of all of the Lenders.

               10.15. Confidentiality. Upon delivering to any Lender or the Agent, or permitting any Lender or the Agent to inspect, any written information pursuant to this Agreement or the other Loan Documents, each Lender and the Agent shall treat such information as confidential to the extent such information is conspicuously marked confidential. Each Lender and the Agent agrees to hold such information in confidence from the date of disclosure thereof. Subject to the other provisions of this Section 10.15, each Lender and the Agent may disclose confidential information to its officers, directors, employees, attorneys, accountants or other professionals engaged by any Lender or the Agent only after determining that such third party has been instructed to hold such information in confidence to the same extent as if it were a Lender. Notwithstanding the foregoing, the provisions of this Section 10.15 shall not apply to information within any one of the following categories or any combination thereof: (i) information the substance of which, at the time of disclosure by any Lender or the Agent, has been disclosed to or is known to any creditor (other than information as to which such creditor is then under an obligation of nondisclosure), or any Person other than (A) a director, officer, employee or agent of the Borrower or a professional engaged by the Borrower or (B) a Person who is then under an obligation of nondisclosure (otherwise than as a consequence of a wrongful act of any Lender or the Agent), (ii) information which any Lender or the Agent had in its possession prior to receipt thereof from the disclosing party, or (iii) information received by any Lender or the Agent from a third party having no obligations of nondisclosure with respect thereto. Nothing contained in this Section 10.15 shall prevent any disclosure: (x) believed in good faith by any Lender or the Agent to be required by any law or guideline or interpretation or application thereof by any Governmental Authority, arbitrator or grand jury charged with the interpretation or administration thereof or compliance with any request or directive of any Governmental Authority, arbitrator or grand jury (whether or not having the force of law),
(y) determined by counsel for any Lender or the Agent to be necessary or advisable in connection with enforcement or preservation of rights under or in connection with this Agreement or any other Loan Document or (z) of any information which has been made public by a Person other than any Lender or the Agent who, to the Agent's or such Lender's actual knowledge, was then under an obligation of nondisclosure. The Lenders and the Agent shall have the right to disclose any confidential information described in this Section
10.15 to the Letter of Credit Issuer and to an assignee or prospective assignee or to a participant or prospective participant in Loans hereunder, provided that the assigning or selling Lender shall have obtained from such assignee or prospective assignee or participant or prospective participant an agreement to hold such information in confidence to the same extent as if it were a Lender.

               10.16. Waiver of Jury Trial. BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, THE AGENT, EACH LENDER AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT, ANY OF THE

TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE AGENT, THE LENDERS, OR THE BORROWER IN CONNECTION HEREWITH OR THEREWITH. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT AND THE LENDERS TO ENTER INTO THIS AGREEMENT.

               10.17. Right of Setoff. Upon the occurrence and during the continuance of any Event of Default any Lender, the Agent and the Letter of Credit Issuer may, and is hereby authorized to, at any time from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provision or final) at any time held and other indebtedness at any time owing by such Lender, the Agent or the Letter of Credit Issuer to or for the credit or the account of the Borrower against any and all Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether or not any Lender, the Agent and the Letter of Credit Issuer shall have made any demand hereunder or thereunder and although such Obligations may be contingent or unmatured. Each Lender, the Agent and the Letter of Credit Issuer agrees promptly to notify the Borrower after any such setoff and application made by such Lender, the Agent or the Letter of Credit Issuer; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender, the Agent and the Letter of Credit Issuer under this Section 10.17 are in addition to the other rights and remedies (including, without limitation, other rights of setoff under applicable law or otherwise) which such Lender, the Agent or the Letter of Credit Issuer may have.

               10.18. Headings. Section headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

               10.19. Forum Selection and Consent to Jurisdiction. Any litigation based hereon, or arising out of, under or in connection with, this Agreement or any other Loan Document, or any course of conduct, course of dealing, statement (whether verbal or written) or action of the Agent, any Lender, the Letter of Credit Issuer or the Borrower may be brought and maintained exclusively in the courts of the State of Illinois or the United States District Court for the Southern District of Illinois; provided, however, that any suit seeking enforcement against any Collateral or other property may be brought, at the Agent's option, in the courts of any jurisdiction where such Collateral or other property may be found. The Borrower hereby expressly and irrevocably submits to the jurisdiction of the courts of the State of Illinois and of the United States District Court for the Southern District of Illinois for the purpose of any such litigation and irrevocably agrees to be bound by any judgment rendered thereby in connection with such litigation. The Borrower further irrevocably consents to the service of process (i) by registered or certified mail, postage prepaid, to the Borrower at its address for notices contained in Section 10.05 hereof, such service to become effective five days after such mailing, or (ii) by personal service within or without the State of Illinois. Nothing herein shall affect the right of the Agent, any Lender or the Letter of Credit Issuer to service of process in any other manner permitted by law. The Borrower hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum. To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other Loan Documents.


                                  ARTICLE XI

                                  THE AGENT


               11.01. Appointment. Each Lender (and each subsequent holder of any Note by its acceptance thereof) hereby irrevocably appoints and authorizes CIT, in its capacity as Agent (i) to receive on behalf of each Lender any payment of principal of or interest on the Notes outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to the Agent, and, subject to Section 2.03 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received, (ii) to distribute to each Lender copies of all material notices and agreements received by the Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agent shall not have any liability to the Lenders for the Agent's inadvertent failure to distribute any such notice or agreements to the Lenders, and (iii) subject to Section 10.03 of this Agreement, to take such action as Agent deems appropriate on its behalf to administer the Loans, Letters of Credit and the Loan Documents and to exercise such other powers delegated to the Agent by the terms hereof or the Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions of the Majority Lenders shall be binding upon all Lenders and all holders of Notes; provided, however, that the Letter of Credit Issuer shall not be required to refuse to honor a drawing under any Letter of Credit and the Agent shall not be required to take any action which, in the reasonable opinion of the Agent, exposes the Agent to liability or which is contrary to this Agreement or any Loan Document or applicable law.

               11.02. Nature of Duties. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or in the Loan Documents. The duties of the Agent shall be mechanical and administrative in nature. The Agent shall not have by reason of this Agreement or any Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon the Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Borrower in connection with the making and the continuance of the Loans hereunder and with the issuance of the Letters of Credit and shall make its own appraisal of the creditworthiness of the Borrower and the value of the Collateral, and the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the initial Credit Extension hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, the Agent shall provide to such Lender any documents or reports delivered to the Agent by the Borrower pursuant to the terms of this Agreement or any Loan Document. If the Agent seeks the consent or approval of the Majority Lenders to the taking or refraining from taking any action hereunder, the Agent shall send notice thereof to each Lender. The Agent shall promptly notify each Lender any time that the Majority Lenders have instructed the Agent to act or refrain from acting pursuant hereto.

               11.03. Rights, Exculpation, Etc. The Agent and its directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agent (i) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof, pursuant to
Section 10.13 hereof, signed by such payee and in form satisfactory to the Agent; (ii) may consult with legal counsel (including, without limitation, counsel to the Agent or counsel to the Borrower), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Potential Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of the Agent's Lien thereon, or the Borrowing Base or any certificate prepared by the Borrower in connection therewith, nor shall the Agent be responsible or liable to the Lenders for any failure to monitor or maintain the Borrowing Base or any portion of the Collateral. The Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to Section 2.08(c), and if any such


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apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents the Agent is permitted or required to take or to grant, and if such instructions are promptly requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until it shall have received such instructions from the Majority Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement, the Notes, or any of the other Loan Documents in accordance with the instructions of the Majority Lenders.

               11.04. Reliance. The Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

               11.05. Indemnification. To the extent that the Agent is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by the Agent under this Agreement or any of the Loan Documents, in proportion to each Lender's Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 11.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final judicial determination that such resulted from the Agent's gross negligence or willful misconduct. The obligations of the Lenders under this
Section 11.05 shall survive the payment in full of the Loans and Reimbursement Obligations and the termination of this Agreement.

               11.06. CIT Individually. With respect to its Pro Rata Share of the Revolving Credit Commitments hereunder, the Loans made by it and the Note issued to or held by it, CIT shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or holder of a Note. The terms "Lenders" or "Majority Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include CIT in its individual capacity as a Lender or one of the Majority Lenders. CIT and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower or any of its Subsidiaries as if it were not acting as Agent pursuant hereto without any duty to account to the Lenders. The Lenders acknowledge and agree that Chase Manhattan Bank, as the Letter of Credit Issuer, is an Affiliate of the Agent, and may take actions which are not in the interests


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
of, or may have an adverse effect on, the Lenders, or may omit to take actions which would be in the interests of, or would have a favorable effect on, the Lenders, and the Lenders will not assert any claim against the Agent based on actions or omissions by the Letter of Credit Issuer and will not assert any such actions or omissions as a defense or offset to the Lenders' obligations hereunder.

               11.07.   Successor Agent.

                       (a) The Agent may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any time by giving at least thirty (30) Business Days' prior written notice to the Borrower and each Lender. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and
(c) below or as otherwise provided below.

                       (b) Upon any such notice of resignation, the Majority Lenders shall appoint a successor Agent who shall be reasonably satisfactory to the Borrower. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any Agent's resignation hereunder as the Agent, the provisions of this Article XI shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

                       (c) If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the retiring Agent, with the consent of the Borrower, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as the Majority Lenders, with the consent of the Borrower, appoint a successor Agent as provided above.

               11.08.   Collateral Matters.

                       (a) The Agent may from time to time, during the occurrence and continuance of an Event of Default, make such disbursements and advances ("Agent Advances") which the Agent, in its sole discretion, deems necessary or desirable to preserve or protect the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrower of the Loans and other Obligations or to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 10.06. The Agent Advances shall be repayable on demand and be secured by the Collateral. The Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. The Agent shall notify


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
each Lender and the Borrower in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance. Without limitation to its obligations pursuant to Section 11.05, each Lender agrees that it shall make available to the Agent, upon the Agent's demand, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of each such Agent Advance. If such funds are not made available to the Agent by such Lender the Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Agent, at the customary rate set by the Agent for the correction of errors among banks for three Business Days and thereafter at the Regular Rate.

                       (b) The Lenders hereby irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral upon termination of the Revolving Credit Commitments and payment and satisfaction of all Loans, Reimbursement Obligations, other Letter of Credit Exposure (whether or not due) and all other Obligations which have matured and which the Agent has been notified in writing are then due and payable; or constituting property being sold or disposed of if the Borrower certifies to the Agent that the sale or disposition is made in compliance with Section 8.04 (b) hereof (and the Agent may rely conclusively on any such certificate, without further inquiry); or constituting property in which the Borrower owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Majority Lenders. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this Section 11.08(b).


                       (c) Without in any manner limiting the Agent's authority to act without any specific or further authorization or consent by the Majority Lenders (as set forth in Section 11.08(b)), each Lender agrees to confirm in writing, upon request by the Agent, the authority to release Collateral conferred upon the Agent under Section 11.08(b). So long as no Event of Default is then continuing, upon receipt by the Agent of confirmation from the Majority Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by the Borrower, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Lenders upon such Collateral; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent's opinion, would expose the Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of the Borrower in respect of) all interests in the Collateral retained by the Borrower.

                       (d) The Agent shall have no obligation whatsoever to any Lenders to assure that the Collateral exists or is owned by the Borrower or is cared for, protected or insured or has been encumbered or that the Lien granted to the Agent pursuant to the Security Documents has been properly or sufficiently or lawfully created, perfected, protected or


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
enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent in this Section 11.08 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent's own interest in the Collateral as one of the Lenders and that the Agent shall have no duty or liability whatsoever to any other Lender.

               IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the date first above written.


                              BORROWER:

                              JACOBSON STORES INC.



                               By:   /s/ PAUL W. GILBERT
                                   ------------------------------------
                                     Paul W. Gilbert
                                     Vice Chairman of the Board

                                     Address for Notices:

                                     3333 Sargent Road
                                     Jackson, Michigan 49201
                                     Attention:  Chief Financial Officer
                                     Telephone:  517-764-6400
                                     Telecopier: 517-764-7983


                              AGENT AND LENDER:

                              THE CIT GROUP/BUSINESS CREDIT, INC.



                               By: /s/ MICHAEL J. EGAN
                                   ------------------------------------
                                     Michael J. Egan
                                     Vice President and Regional Manager

                                     Address for Notices:

                                     The CIT Group/Business Credit, Inc.
                                     10 South LaSalle Street
                                     Chicago, Illinois 60603
                                     Attention:  Regional Manager
                                     Telephone:  312-424-9750
                                     Telecopier: 312-443-0139


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